EXHIBIT (b)(3)

		CITIGROUP	J.P. MORGAN	UBS
ABN AMRO	BANCO DO	GLOBAL	SECURITIES	SECURITIES
BANK N.V.	BRASIL S.A.	MARKETS INC.	INC.	LLC

September 20, 2007

Telemar Participações S.A.
Praia de Botafogo 300 11° andar / sala1101
22250-040 Rio de Janeiro, RJ
Brazil
Attention:	Fábio Schvartsman
Chief Executive Officer
Telemar Participações S.A.
Amended Senior Secured Bridge Facility
Commitment Letter
Ladies and Gentlemen:
          We refer to (a) the Senior Secured Bridge Credit Agreement dated as of July 24, 2007 (the “Original Credit Agreement”) among the Joint Lead Arrangers, the Initial Lenders, the other parties thereto and Telemar Participações S.A., a corporation organized under the laws of the Federative Republic of Brazil (“TmarPart”, “you” or the “Borrower”) and (b) that underwriting agreement dated July 9, 2007 (the “Original CP Underwriting Agreement”) among Borrower and Banco UBS Pactual S.A., Banco ABN AMRO Real S.A., BB Banco de Investimento S.A. and Banco Citibank S.A. (collectively, the “CP Underwriters” and together with the Initial Lenders and Joint Lead Arrangers, being referred to collectively as “we” or “us”). Terms used but not defined in this letter agreement shall have the meanings assigned thereto in the Original Credit Agreement.
          You have advised the Joint Lead Arrangers, CP Underwriters and Initial Lenders that you intend to increase the price per Tendered Share offered in the TNE Tender Offer from R$35.09 to R$45 (the “Tender Offer Amendment”). You have further advised us that, in connection with the Tender Offer Amendment, the Borrower will (a) increase the US Dollar Portion of the Facility by an aggregate principal amount of R$ 625,000,000 (or equivalent thereof in US$) and make certain amendments to the Original Credit Agreement in the form attached hereto as Exhibit A including the Annexes thereto (the “Amended Credit Agreement”) and (b) make certain amendments to CP Loan Documents in accordance with the changes made in the Amended Credit Agreement, except for those described on Exhibit B hereto (the CP documents as amended as described on Exhibit B, the “Amended CP Documents”, and together with the Amended Credit Agreement, the “Amended Facility Documents”).

1. Commitments.
     Subject to the terms and conditions set forth or referred to in this Commitment Letter (including the Exhibits thereto, this “Commitment Letter”) and the Additional Fee Letter referred to below, each of the Initial Lenders and CP Underwriters hereby, severally but not jointly, agrees to provide under the Facility 20% of the principal amount of R$12,700,000,000 minus the principal amount of Loans and CP Notes outstanding as of the date hereof under the Facility (such amount in the aggregate being, the “Amended Facility”), such principal amount being in each case, R$2,540,000,000 minus the principal amount of Loans and CP Notes of each such Initial Lender and CP Underwriter outstanding as of the date hereof under the Facility. The R$ commitment of each of the Initial Lenders and CP Underwriters shall be funded in part in R$ and in part US$, as set forth on Annex I hereto.
     In consideration of the issuance of the guaranty by the OPA Guarantor (as defined in the Original Credit Agreement) and the commitments of the Initial Lenders and CP Underwriters hereunder, you undertake to have all necessary documentation filed with the Comissão de Valores Mobiliário, as soon as practicable, but no later than 10 days after execution of this Commitment Letter.
2. Titles and Roles.
     You hereby appoint ABN AMRO Bank N.V., Banco do Brasil S.A., Citigroup Capital Markets Inc., J.P.Morgan Securities Inc. and UBS Securities LLC to act, and each of ABN AMRO Bank N.V., Banco do Brasil S.A., Citigroup Capital Markets Inc., J.P.Morgan Securities Inc. and UBS Securities LLC agrees to act, as a joint bookrunner, joint lead arranger, co-syndication agent and co-documentation agent, with UBS being the administrative agent, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of us and the Initial Lenders will perform the duties and exercise the authority customarily performed and exercised by them in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Additional Fee Letter referred to below) will be paid in connection with the Amended Facility unless you and we shall so agree. You and each of the Joint Lead Arrangers understand that it is your and our intention to have each of the Joint Lead Arrangers receive league table credit in connection with the Amended Facility. In this regard, if it is necessary for purposes of obtaining such league table credit to request such treatment by the appropriate entity or entities that record and report such credits, you and each of the Joint Lead Arrangers agree to sign a letter to be sent to request league table credit for each of the Joint Lead Arrangers.
3. Syndication.
     The Joint Lead Arrangers reserve the right to syndicate in a coordinated fashion all or a portion of the commitments of the Initial Lenders and CP Underwriters with respect to the Amended Facility to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders and CP Underwriters, the “Lenders”) identified by us in consultation with you, and you agree that such syndication may be commenced at any time after the date of the initial funding under the Amended Credit Agreement (the “Closing Date”) and continue until the earlier of 150 days after the date hereof and the date of successful syndication (as defined in the Additional Fee Letter) is achieved. In this regard, during such period, you agree actively to assist us in such syndication (it being understood that any assignment after the Closing Date of any remaining portion of our commitments hereunder shall reduce such commitments hereunder). Such assistance, during such period, shall include (a) the preparation and completion of a confidential information memorandum

(which shall contain Projections (as defined below)) and a customary lender presentation reasonably acceptable to you and us (the confidential information memorandum, together with such lender presentation, being the “Confidential Information Memorandum”) not later than 21 days after the launch date of the Tender Offer Amendment, (b) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (c) direct contact between your senior management, representatives and advisors and the proposed Lenders, (d) your providing and causing your advisors to provide the Joint Lead Arrangers and the Lenders, upon their request, all information reasonably deemed necessary by the Joint Lead Arrangers to complete the syndication, including, but not limited to, information (financial and otherwise) and evaluations prepared by you and your advisors, or on you behalf, relating to the Tender Offer Amendment, the Amended Facility Documents and the transactions contemplated hereby, including providing financial projections for each of TmarPart, TMAR, TNL PCS S.A.-Oi and TNE on a stand alone basis and TmarPart and its subsidiaries on a consolidated basis, in such cases, for the years 2007 through 2017 or such other period provided in the Tender Offer Amendment documents (the “Projections”, including all such other information, the “Information”), (e) using commercially reasonable efforts to obtain from each of Standard & Poor’s Ratings Service and Moody’s Investors Service, Inc., prior to the launch of the syndication, a corporate credit rating for TmarPart, (f) the hosting, with the Joint Lead Arrangers, of one or more meetings of prospective Lenders at reasonable times and locations to be mutually agreed and (g) your ensuring that, for a period of 90 days after the completion and delivery of the Confidential Information Memorandum, no issues of debt securities or commercial bank or other credit facilities for you and/or your subsidiaries will be announced, offered, placed or arranged, other than specified financings notified in writing by you to the Joint Lead Arrangers on June 19, 2007. You agree, at the request of the Joint Lead Arrangers, to assist in the preparation of a version of the Confidential Information Memorandum and other customary marketing materials and presentations to be used in connection with the syndication of the Amended Facility, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to TmarPart or its subsidiaries or any of their respective securities for purposes of United States Federal and state, Brazilian and other foreign securities laws (all such information and documentation being “Public Information”). Any information and documentation that is not Public Information is referred to herein as “Private Information”. You further agree that unless specifically labeled “Private Information”, no document to be disseminated to any Lender in connection with the Amended Facility will contain any Private Information.
     The Joint Lead Arrangers will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders.
4. Information.
     You hereby represent that (a) all Information other than the Projections that has been or will be made available to the Joint Lead Arrangers in connection with the Tender Offer, the Tender Offer Amendment and the transactions contemplated hereby, by or on behalf of you or any of your representatives (or on your or their behalf), when taken as a whole, is or will be, when furnished, and as supplemented from time to time, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by or on behalf of you or any of your representatives (or on your or their behalf)

have been or will be prepared in good faith based upon assumptions believed by you to be reasonable (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in such Projections will be achieved). You agree that if at any time prior to the closing of the Amended Facility any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement or cause to be supplemented the Information so that such representations will be correct under those circumstances. In arranging and syndicating the Amended Facility, we are and will be using and relying on the Information without independent verification thereof.
5. Fees.
     As consideration for the commitments of the Initial Lenders and CP Underwriters hereunder and our agreements to perform the services described herein, you agree to pay to us the fees set forth in this Commitment Letter and in the Fee Letter between you and us dated as of the date hereof (the “Additional Fee Letter”). The terms of the Additional Fee Letter are an integral part of the Initial Lenders’ and CP Underwriters’ respective commitments hereunder and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described therein shall be non-refundable when paid except as otherwise provided therein.
6. Conditions Precedent.
     The commitments of the Initial Lenders and CP Underwriters hereunder, and our agreements to perform the services described herein, are subject to (a) the execution and delivery of the Amended Facility Documents, (b) our satisfaction that conditions of the Tender Offer Amendment have not changed from the conditions set forth in the Tender Offer Amendment, and our satisfaction that any other terms of the Tender Offer Amendment shall not have been amended or modified in any material respect (including the price for Tendered Share), without the prior written consent of the Joint Lead Arrangers, (c) the Tender Offer Amendment shall have been launched within five Business Days days of the execution of this Commitment Letter; (d) your compliance in all material respects with the terms of this Commitment Letter, including but not limited to paragraph 3 hereof, and the Additional Fee Letter, (e) the satisfaction in all material respects of the conditions set forth in this Commitment Letter and the Amended Facility Documents and (f) execution and delivery of the Amended and Restated Engagement Letter among the Borrower and the Joint Lead Arrangers (the “Amended Engagement Letter”) relating to the financings (the “Take-out Financings”) and equity offerings contemplated to refinance 100% of the Amended Facility .
7. Indemnification; Expenses.
     You agree (a) to indemnify and hold harmless each of us and our respective affiliates and the respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Additional Fee Letter, the Amended Facility, any of the transactions contemplated thereby or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by TmarPart or its respective affiliates), and to reimburse each such Indemnified Person upon demand for any reasonable documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of any Indemnified Person and (b) to reimburse us from time to time, upon presentation of a detailed statement, for all reasonable and documented out-of-pocket expenses (including but not limited to reasonable expenses of our due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, disbursements and other charges of New York and Brazilian counsel), in each case incurred in connection with the Amended Facility and the preparation and enforcement of this Commitment Letter, the Additional Fee Letter, and Amended Facility Documents and any ancillary agreements and security arrangements in connection therewith (collectively, the “Expenses“) whether the Amended Facility is entered into or not. You hereby agree to pay the invoices of our counsel, dated August 27, 2007 and September 12, 2007, within ten business days after the execution and delivery of this Commitment Letter. Please note that these invoices reflect time and expenses recorded to the dates thereof and that no additional invoices will be presented to you with respect to this period. Notwithstanding any other provision of this Commitment Letter, neither you nor any of your affiliates nor any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Amended Facility.
8. Sharing Information; Absence of Fiduciary Relationship.
     Neither we nor any of our respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies or for any other purpose other than the performance of our obligations hereunder and under the Amended Facility Documents and any ancillary agreements and security arrangements in connection therewith, and we will not furnish any such information to other companies. You also acknowledge that neither we nor any of our respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.
     You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Joint Lead Arranger has advised or is advising you on other matters, (b) the Joint Lead Arrangers, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Joint Lead Arranger, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Joint Lead Arranger is engaged in a broad range of transactions that may involve interests that differ from your interests and that no Joint Lead Arranger has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against any Joint Lead Arranger for breach of fiduciary duty or alleged breach of fiduciary duty relating to the Amended Facility and any of the transactions contemplated thereby and agree that no Joint Lead Arranger shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim relating to the Amended Facility and any of the transactions contemplated thereby or to any person asserting a fiduciary duty claim relating to the Amended Facility Documents and the transactions contemplated on behalf of or in right of you, including your stockholders, employees or creditors.
     You further acknowledge that each Joint Lead Arranger is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Joint Lead Arranger may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own account and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Joint Lead Arrangers or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
9. Assignments, Amendments, Governing Law, Etc.
     This Commitment Letter shall not be assignable by you without the prior written consent of each Joint Lead Arranger is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Any and all obligations of, and services to be provided by, the Initial Lenders, CP Underwriters and the Joint Lead Arrangers hereunder (including, without limitation, each Initial Lender’s and Cp Underwriter’s commitment) may be performed, and any and all rights of the Initial Lenders, CP Underwriters and the Joint Lead Arrangers hereunder may be exercised, by or through any of their respective affiliates or branches.
     This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by you and each of us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or PDF or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Amended Facility may be transmitted through Syndtrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and that we shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. Notwithstanding anything in Section 12 to the contrary, we may, with your consent (not to be unreasonably withheld or delayed), place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Tender Offer in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of such Tender Offer. Except as set forth in Section 16, this Commitment Letter and the Additional Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Amended Facility. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
10. Jurisdiction.
     Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the New York State courts and the Federal courts of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Additional Fee Letter or the transactions contemplated hereby or thereby (other than any action or proceeding in respect of the portion of the Amended Facility denominated in R$), and agrees that all claims in respect of any such action or proceeding (other than any action or proceeding in respect of the portion of the Amended Facility denominated in R$) shall be heard and determined only in such New York State courts or, to the extent permitted by law, in such Federal courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Additional Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions, to the extent permitted by applicable law, by suit on the judgment or in any other manner provided by law.
     You irrevocably designate and appoint CT Corporation System, with an office at the date hereof at 111 Eight Avenue, 13th Floor, new York, NY 10011 (the “Process Agent”), as your authorized agent upon which process may be served in any action or proceeding arising out of or relating to this Commitment Letter, the Additional Fee Letter or the transactions contemplated hereby or thereby that may be instituted by any of us in any New York State court or Federal court of the United States of America sitting in New York City. You hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to the Process Agent, with written notice of said service to you at the address above shall be effective service of process for any action or proceeding brought in any such court.
     To the extent that you have or hereafter may acquire any immunity from jurisdiction in any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to yourself or your property, you hereby irrevocably waive, to the fullest extent that you may effectively do so, such immunity in respect of your obligations under this Commitment Letter, the Additional Fee Letter and the transactions contemplated hereby or thereby and, without limiting the generality of the foregoing, you agree that the waivers set forth in this paragraph shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable for purposes of such Act. Your obligations hereunder and under the Additional Fee Letter to make payments in US$ shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than US$, except to the extent that such tender or recovery results in the effective receipt by the intended recipient thereof of the full amount of the US$ expressed to be payable to such recipient under this Commitment Letter or the Additional Fee Letter.
11. Waiver of Jury Trial.
     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE ADDITIONAL FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
12. Confidentiality.
     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Additional Fee Letter nor any of their terms or substance, nor the activities of any Initial Lender or any Joint Lead Arranger pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise, as required by applicable law or compulsory legal or administrative process (in which case you agree, to the extent you are legally permitted to do so, to inform us promptly thereof), (c) upon the request or demand of any regulatory authority having jurisdiction over you, (d) to the extent that such information becomes publicly available other than by reason of disclosure by you in violation of this paragraph, (e) to your affiliates and to your employees, legal counsel, independent auditors and other experts or agents on a need-to-know basis who are informed of the confidential nature of such information, provided that you may disclose this Commitment Letter and the contents hereof (but not the Additional Fee Letter or the contents thereof) in any offering document or circular relating to the Tender Offer, or otherwise to the extent reasonably deemed appropriate by you in effecting and consummating the Transactions.
     We will treat as confidential all confidential information provided to us by or on behalf of you hereunder; provided that nothing herein shall prevent us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process, in which case we agree to inform you promptly thereof to the extent we are permitted to do so, (b) upon the request or demand of any regulatory authority having jurisdiction over us, (c) to the extent that such information becomes publicly available other than by reason of disclosure by us in violation of this paragraph, (d) to our affiliates and to our and their respective employees, legal counsel, independent auditors and other experts or agents on a need-to-know basis who are informed of the confidential nature of such information, (e) to assignees or participants or potential assignees or participants who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, (f) to the extent permitted by Section 9, or (g) for purposes of establishing a “due diligence” defense.
     Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Additional Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Additional Fee Letter, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Additional Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.
13. Surviving Provisions.
     The compensation, reimbursement, indemnification, confidentiality, jurisdiction, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Additional Fee Letter shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the Initial Lenders’ and CP Underwriters’ commitments hereunder and our agreements to perform the services described herein. If the Amended Facility Documents shall be executed and delivered, our obligations and commitments hereunder, and your obligations under this Commitment Letter in respect of the Amended Facility, other than your obligations relating to confidentiality and to the syndication of the Amended Facility, shall automatically terminate and be superseded by the provisions contained in such documentation upon the execution and delivery thereof.

14. PATRIOT Act Notification.
     We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), or similar applicable law, each of us and each Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow any of us or such Lender to identify the Borrower in accordance with the PATRIOT Act or such similar applicable law. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender.
15. Taxes; Payments.
     All payments under this Commitment Letter (including without limitation, the Additional Fee Letter) shall, except as otherwise provided herein or agreed by a Lender, be made in US$ in New York, New York and shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings (other than income taxes and franchise or other taxes imposed in lieu of income taxes or measured by net income and imposed by its jurisdiction of organization or any jurisdiction in which it conducts business), and all liabilities with respect thereto (“Indemnified Taxes”). The Borrower shall pay any and all such Indemnified Taxes and shall indemnify the Joint Lead Arrangers for and hold it harmless against any such Indemnified Taxes and any liability arising therefrom or with respect thereto.
     To the fullest extent permitted by law, the Borrower shall make all payments hereunder regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect the Borrower’s obligation to make, or the right of the Joint Lead Arrangers to receive, such payments.
16. Original Credit Agreement.
     Notwithstanding anything to the contrary set forth herein or otherwise, the Original Credit Agreement, the Fee Letter referred to therein (the “Existing Fee Letter”) and each other Facility Document shall continue and remain in full force and effect until the execution and delivery of the Amended Facility Documents by the Borrower and other parties thereto; provided that the Existing Fee Letter shall at all times remain in full force and effect whether or not the Amended Facility Documents shall have been executed and delivered by the parties thereto. This Commitment Letter upon the acceptance thereof as provided in paragraph 17 below shall supersede in its entirety the Commitment Letter, dated as of June 20, 2007, among us and you (the “Existing Commitment Letter”) and thereafter the Existing Commitment Letter shall be of no further force and effect, except with respect to those provision that are expressed to survive the termination thereof.
17. Acceptance and Termination.
     If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Additional Fee Letter by returning to us executed counterparts hereof, not later than 9:00 a.m., New York City time, on September 20, 2007. Each of our commitments hereunder, and each of our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Closing Date for the TNE Tender Offer does not occur on or before 5:00 p.m., New York City time, on October 16, 2007, then this Commitment Letter and each of our commitments hereunder, and each of our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless we shall, in our discretion, agree to an extension.
     We are pleased to have been given the opportunity to assist you in connection with the transactions described herein.

Very truly yours,

[Signature Pages Redacted]

ANNEX I
COMMITMENTS OF THE INITIAL LENDERS AND CP UNDERWRITERS

	AMOUNT OF R$	AMOUNT OF R$
INITIAL LENDERS/CP	COMMITMENT TO BE	COMMITMENT TO BE
UNDERWRITERS	FUNDED IN R$	FUNDED IN US$
BANCO ABN AMRO REAL S.A.	R$1,500,000,000	R$0

ABN AMRO BANK N.V.	R$0	R$1,040,000,000

BANCO DO BRASIL S.A.	R$1,500,000,000	R$0

BANCO DO BRASIL AG	R$0	R$1,040,000,000

BANCO CITIBANK S.A.	R$800,000,000	R$0

CITIBANK, N.A., Acting Through Its Nassau Branch	R$0	R$1,740,000,000

JPMORGAN CHASE BANK, N.A., Acting Through Its London Branch	R$0	R$2,540,000,000

UBS, AG, Acting Through Its London Branch	R$0	R$1,540,000,000

BANCO UBS PACTUAL S.A.	R$1,000,000,000	R$0

EXHIBIT A

US Dollar Equivalent of up to R$7,900,000,000
AMENDED AND RESTATED SENIOR SECURED BRIDGE CREDIT AGREEMENT
dated as of September 20, 2007,
among
TELEMAR PARTICIPAÇÕES S.A.,
as Borrower,
THE LENDERS PARTY HERETO
and
ABN AMRO BANK N.V.
BANCO DO BRASIL S.A.
CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES INC.
UBS SECURITIES LLC,
as Joint Lead Arrangers, Joint Bookrunners,
Co-Documentation Agents and Co-Syndication Agents,
and
UBS AG, LONDON BRANCH,
as Administrative Agent

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-ii-

-iii-

ANNEXES

Annex I	Applicable Margin
Annex II	Amortization Table

SCHEDULES

Schedule A	Tender Offer Conditions
Schedule B	Funding Mechanics
Schedule C	Existing Loans
Schedule 2.10(b)	Mandatory Cost Calculation
Schedule 3.19	Material Subsidiaries
Schedule 3.20	Tender Offer Filings
Schedule 5.11	Post-Closing Matters
Schedule 6.01(b)	Existing Indebtedness

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Lender Addendum
Exhibit F	Form of Promissory Note
Exhibit G	Pledge Agreement
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Intercreditor Agreement
Exhibit J	Forms of Opinions of Company Counsel
Exhibit K	Form of Equity Contribution Agreement
Exhibit L	Form of Shareholders’ Letter

-iv-

AMENDED AND RESTATED SENIOR SECURED BRIDGE CREDIT AGREEMENT
          This AMENDED AND RESTATED SENIOR SECURED BRIDGE CREDIT AGREEMENT (this “Agreement”) dated as of September 20, 2007, among TELEMAR PARTICIPAÇÕES S.A., a corporation duly organized and validly existing under the Federative Republic of Brazil (“Borrower”), the Lenders (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), ABN AMRO BANK N.V., BANCO DO BRASIL S.A., CITIGROUP GLOBAL MARKETS INC., J.P. MORGAN SECURITIES INC., and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, “Joint Lead Arrangers”), as co-documentation agents (in such capacity, “Co-Documentation Agents”) and as co-syndication agents (in such capacity, “Co-Syndication Agents”), and UBS AG, LONDON BRANCH, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders.
WITNESSETH:
          WHEREAS, Borrower has offered to purchase all of the publicly-traded preferred shares of Tele Norte Leste Participações S.A. (“TNE”) and all of the publicly-traded “class A” preferred shares of Telemar Norte Leste S.A. (“TMAR”), in accordance with the terms and conditions of the Edital issued on June 20, 2007 and the Offer to Purchase issued on June 20, 2007.
          WHEREAS, Borrower, ABN AMRO Bank N.V., Banco Do Brasil S.A., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., and UBS Securities LLC, as joint lead arrangers, joint bookrunners and co-documentation agent, UBS AG, London Branch, as administrative agent and certain financial institutions as lenders therein are parties to a Senior Secured Bridge Credit Agreement dated as of July 24, 2007 (the “Original Credit Agreement”).
          WHEREAS, Borrower, Banco UBS Pactual S.A., Banco ABN AMRO Real S.A., BB Banco de Investimento S.A. and Banco Citibank S.A. are parties to an underwriting agreement dated July 9, 2007 (the “Original CP Underwriting Agreement”).
          WHEREAS, pursuant to the Original Credit Agreement and Original CP Underwriting Agreement, the Initial Lenders and certain of their affiliates made certain loans and advances to Borrower in the aggregate principal amount for each Initial Lender and such affiliate set forth on Schedule C hereto (such outstanding loans for each Initial Lender being, the “Existing Loans”), a portion of which was used to consummate the TMAR Tender Offer and a portion to refinance two series of the Borrower’s outstanding debentures (the “Debentures”) due 2010 and 2012 (the “Refinancing”).
          WHEREAS, in order to consummate the TNE Tender Offer, the Borrower has requested that the Lenders amend the Original Credit Agreement and the Original CP Underwriting Agreement in the form of a senior secured bridge facility of up to the increased amount of R$12,700,000,000 (including the portions already funded and previously committed) (the “Facility”), structured in part as (a) securities in the form of commercial paper (the “CP Notes”) denominated in Reais (the “CP Facility”), issued in accordance with the rules and regulations of the Comissão de Valores Mobiliários and the Associação Nacional de Bancos de Investimento and (b) loans denominated in Dollars (the “US$ Facility”).
          WHEREAS, Borrower has requested the Lenders to extend credit under the US$ Facility in an aggregate principal amount not in excess of the Dollar Equivalent of R$7,900,000,000, a portion of which is on the date hereof outstanding as Existing Loans.

          WHEREAS, pursuant to the terms of the amendment to the Original Credit Agreement, the existing commitments of the Lenders thereunder shall be increased to the amount set forth for each Lender on Schedule B hereto.
          WHEREAS, it is intended that the amendments to the Original Credit Agreement contemplated by this Agreement (other than the amendments to Section 4.01 and 4.02 for purposes of determining the satisfaction of the conditions to the Initial Credit Extension for the TNE Tender Offer) shall not go into effect unless the conditions for the acquisition of the Initial TNE Shares shall have been satisfied (or waived by TmarPart and the Lenders in compliance with the Original Credit Agreement) and the Initial Credit Extension with respect thereto has been made (such requirement, the “Amendment and Restatement Condition”).
          NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree that, subject to the satisfaction of the Amendment and Restatement Condition and otherwise in accordance with Section 4.04, the Original Credit Agreement is amended and restated as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “Additional Amount” shall have the meaning assigned to such term in Section 2.02(a).
          “Adjusted EBITDA” shall mean, for any period of four consecutive Fiscal Quarters of Borrower, Net Income for such period plus, to the extent deducted in determining Net Income for such period, the aggregate amount of (a) Interest Expense, (b) taxes based upon income and (c) depreciation, amortization and other similar noncash charges, all determined in accordance with GAAP.
          “Adjusted EBITDA to Interest Expense Ratio” shall mean, as of the last day of any Fiscal Quarter of Borrower, the ratio of (a) Adjusted EBITDA for the four consecutive Fiscal Quarters ending on such day to (b) Interest Expense for the four consecutive Fiscal Quarters ending on such day.
          “Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other Person appointed as the successor pursuant to Article VIII.
          “Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(b).
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.
          “Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 6.05, the term “Affiliate” shall also include (a) any Person that directly or indirectly owns more than 10% of any class of Capital Stock of the Person specified or (b) any Person that is an executive officer or director of the Person specified.

          “Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.
          “Agreement” shall have the meaning assigned to such term in the preamble hereto.
          “Amendment and Restatement Condition” shall have the meaning assigned to such term in the recitals hereto.
          “ANATEL” shall mean Agência Nacional de Telecomunicações, the regulatory agency responsible for regulating all telecommunications services in Brazil.
          “Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22.
          “Applicable Currency Exchange Rate” shall mean, for any given day, (a) with respect to any Loans made hereunder pursuant to a Borrowing Request issued on any OPA Auction Date for purposes of calculating the portion of the Lenders’ US Dollar Portions utilized by such Loans or otherwise for purposes of determining the Reais equivalent of any such Loans under the provisions of this Agreement, the OPA FX Rate, (b) with respect to any other Loans made hereunder (other than Loans described in clause (a) of this definition) for purposes of calculating the portion of Lenders’ US Dollar Portions utilized by such Loans or otherwise for purposes of determining the Reais equivalent of any such Loans under the provisions of this Agreement, the rate specified in the relevant FX Contracts relating to such Borrowing, (c) for purposes of determining the Dollar Equivalent of an amount denominated in Reais required to be used to make a mandatory prepayment of Loans hereunder, the actual amount of Dollars that the Borrower obtains from the foreign exchange contracts entered into by the Borrower (such foreign exchange contracts to be entered into no later than the day upon which Borrower informs the Central Bank of the proposed prepayment) to convert such Reais into Dollars for purpose of making the required prepayment under this Agreement and (d) for purposes of any other calculation hereunder (unless otherwise specified herein), the Central Bank PTAX Rate at the close of business in Brazil on the Business Day immediately preceding such date of calculation.
          “Applicable Dividend Restrictions” shall mean restrictions on the ability of a Material Subsidiary to declare, or of Borrower or any Material Subsidiary to cause another Material Subsidiary to declare, Dividends, and on the amount of Dividends that may be declared, and on the timing of the declaration of Dividends (a) applicable under Brazilian requirements as to the creation, maintenance and/or increase of (x) legal reserves (“reserva legal”) and (y) unrealized profit reserves (“reservas de lucros a realizar“) provided under articles 193, 197 and 202 III of the Brazilian Corporate Law, (b) that result from restrictions to pay Dividends at any Material Subsidiary level existing under financing agreements binding on any Material Subsidiary on June 19, 2007 which agreements have been disclosed to the Lenders prior to such date and any refinancings thereof, provided that any such restrictions under any agreements for the refinancings thereof are no more burdensome on the obligors thereunder than the agreement being refinanced and (c) under any agreement disclosed to the Lenders applicable to a Material Subsidiary in effect at the time such Subsidiary becomes a Material Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Material Subsidiary of Borrower.

          “Applicable Fee” shall mean 0.15% per annum.
          “Applicable Margin” shall mean, for any day, with respect to any Loan, the applicable percentage set forth in Annex I under the appropriate caption for such day falling during the period set forth therein.
          “Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Asset Sale” shall mean any sale, lease or other disposition by Borrower or any Material Subsidiary of any asset, including any sale-leaseback transaction, whether or not involving a capital lease, but excluding:
     (a) dispositions of (i) inventory (including handsets and related accessories), (ii) cash, cash equivalents and other cash management investments and (iii) obsolete, unused or unnecessary equipment, in each case in the ordinary course of business;
     (b) dispositions by any Material Subsidiary to Borrower or a Material Subsidiary;
     (c) the grant of leases or sub-leases to other Persons in the ordinary course of the conduct of the business of Borrower or any Material Subsidiary; and
     (d) any disposition of assets by a Material Subsidiary not otherwise excluded pursuant to clauses (a)-(c) above to the extent that the fair market value of all such assets disposed of by Material Subsidiaries in any Fiscal Year does not exceed in the aggregate R$200,000,000.
          “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.
          “Availability Period” shall mean, with respect to the portion of the Total Commitments to be utilized to effect the purchase of the Tendered Shares with respect to the TNE Tender Offer, the period from and including the date hereof through the date that is 120 days thereafter.
          “BNDES” shall mean Banco Nacional de Desenvolvimento Econômico e Social, the Brazilian national social and economic development bank.
          “BNDESPAR” shall mean BNDES Participações S.A. – BNDESPAR, a corporation (sociedade anônima) wholly-owned subsidiary of BNDES.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
          “Board of Directors” shall mean, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the Board of Directors of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

          “Borrower” shall have the meaning assigned to such term in the preamble hereto.
          “Borrowing” shall mean Loans made on the same date as to which a single Interest Period is in effect.
          “Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.
          “Brazil” shall mean the Federative Republic of Brazil and any agency, authority or instrumentality thereof.
          “Brazilian Corporate Law” shall mean Law n. 6,404, of December 15, 1976, as amended from time to time.
          “Business Combination Transaction” shall have the meaning assigned to such term in Section 6.03(a) hereto.
          “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in London, New York City and São Paulo and Rio de Janeiro, Brazil are authorized or required by law to close. Solely with respect to the LIBOR Rate calculation, “Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in London are authorized or required by law to close.
          “Capital Assets” shall mean, with respect to any Person, all equipment, fixed assets and Real Property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.
          “Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Capital Stock” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
          “Cash Equivalents” shall mean, as to any Person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such Person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.
          “CDI” shall mean accumulated variation of the daily average rates of the DI – Depósitos Interfinanceiros de um dia, “over extra-grupo”, expressed in the form of percentage per annum, basis 252 days, calculated and published daily by the CETIP – Câmara de Custódia e Liquidação, at the website http://www.cetip.com.br.
          “Central Bank” shall mean Banco Central do Brasil or any successor thereof.
          “Central Bank PTAX Rate” shall mean, as of any date, the Real/Dollar offered rate for Dollars, expressed as the amount of Reais per one Dollar, for settlement in two (2) Business Days, reported by the Central Bank on SISBACEN data system under transaction code PTAX-800 (consulta de câmbio), Option 5 (cotações para contabilidade), Mode 220, selling rate, on such date.
          “Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
          “Change of Control” shall mean the occurrence of any of the following: (a) the shareholders on the date hereof shall cease to beneficially own, directly or indirectly, at least 75% of the capital stock of Borrower (except as a result of offering of shares of Borrower to the public or BNDESPAR as permitted hereby); or (b) Borrower ceases to beneficially own, directly or indirectly, at least 53% of the common stock issued by TNE; or (c) TNE ceases to beneficially own, directly or indirectly, at least 97.3% of the common stock issued by TMAR and at least 69.4% of the preferred stock issued by TMAR; or (d) TMAR ceases to beneficially own, directly or indirectly, at least 100% of the common stock issued by Oi and at least 100% of the preferred stock issued by Oi and at least 100% of the common stock issued by Oi Internet and at least 100% of the preferred stock issued by Oi Internet; provided that any Material Subsidiary may merge (x) into another Material Subsidiary or (y) into Borrower so long as Borrower is the surviving entity.
          “Closing Date” shall mean, as applicable, the Initial Closing Date and the date of the Initial Credit Extension with respect to the TNE Tender Offer.
          “Code” shall mean the Internal Revenue Code of 1986.

          “Co-Documentation Agents” shall have the meaning assigned to such term in the preamble hereto.
          “Collateral Agent” shall have the meaning assigned to such term in the Pledge Agreement.
          “Collateral Documents” shall mean the Pledge Agreement and any other document or instrument granting or perfecting the security interest of the Secured Parties in the Pledged Collateral.
          “Compliance Certificate” shall mean an Officer’s Certificate substantially in the form of Exhibit D.
          “Concession” shall mean a concession or an authorization granted by ANATEL to any of TNL PCS S.A., TMAR, TNE, or other subsidiaries of TNE to provide telecommunications services pursuant to, inter alia, the Concession Agreements.
          “Concession Agreement” shall mean the concession and authorization agreements entered into by TNL PCS S.A., TMAR, TNE, or a Subsidiary of TNE and ANATEL pursuant to which ANATEL has granted a Concession to such Person.
          “Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Indebtedness to Adjusted EBITDA Ratio” shall mean, as of the last day of any Fiscal Quarter of Borrower, the ratio of (a) Consolidated Indebtedness to (b) Adjusted EBITDA for the four consecutive Fiscal Quarters ending on such day, each determined at such day.
          “Consolidated Subsidiaries” shall mean, with respect to any Person, at any date, those Subsidiaries or other entities the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Co-Syndication Agents” shall have the meaning assigned to such term in the preamble hereto.
          “CP Facility” shall have the meaning assigned to such term in the recitals hereto.
          “CP Loan Documents” shall mean the CP Underwriting Agreement, the CP Notes, the Collateral Documents and the Intercreditor Agreement.
          “CP Notes” shall have the meaning assigned to such term in the recitals hereto.
          “CP Underwriting Agreement” shall mean (a) that certain underwriting agreement dated July 9, 2007 among Borrower, Banco UBS Pactual S.A., Banco ABN AMRO Real S.A., BB Banco de Investimento S.A. and Banco Citibank S.A., to be amended and restated as set forth in the

Commitment Letter and as otherwise amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement and (ii) any other subsequent CP Underwriting Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a CP Underwriting Agreement hereunder. Any reference to the CP Underwriting Agreement hereunder shall be deemed a reference to any CP Underwriting Agreement then in existence.
          “Credit Extension” shall mean, as the context may require, the making of a Loan by a Lender.
          “Currency Equivalent” shall mean, as to any amount denominated in Dollars as of any date of determination, the amount of the applicable currency that could be purchased with such amount of Dollars based upon the Spot Selling Rate.
          “Debentures” shall have the meaning assigned to such term in the recitals hereto.
          “Debt Issuance” shall mean the incurrence by Borrower or any of the Material Subsidiaries of any Indebtedness after the Initial Closing Date other than (a) any Permitted Material Subsidiary Indebtedness described in clauses (a) through (c) of the definition of Permitted Material Subsidiary Indebtedness and (b) amounts available for borrowing, as of the date hereof, under existing debt facilities with BNDES and Japan Bank for International Cooperation for operations and capital expenditures.
          “Debt Service” shall mean, with respect to specified Indebtedness for any period, cash interest expense for such period plus scheduled principal amortization of such Indebtedness for such period.
          “Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.
          “Default Rate” shall have the meaning assigned to such term in Section 2.06(c).
          “Designated Interest Payment Date” shall mean the date that is six months after the date of the Initial Credit Extension for the TNE Tender Offer, subject to clause (x) of the proviso to the definition of “Interest Period”.
          “Dividend Payment Date” shall mean the earlier of (a) 60 days from the date of receipt of Net Cash Proceeds from Equity Issuances, Debt Issuances or Asset Sales by Borrower or a Material Subsidiary and (b) the next regular semi-annual dividend payment date of the applicable Material Subsidiary.
          “Dividends” shall mean cash dividends and cash interest on Capital Stock and any other distribution paid to shareholders in accordance with article 201 of the Brazilian Corporate Law (whether in Capital Stock or otherwise).
          “Dollar Equivalent” shall mean, as to any amount denominated in Reais as of any date of determination, the amount of Dollars obtained or obtainable by converting the amount of Reais involved in such computation into Dollars at the Applicable Currency Exchange Rate.
          “Dollars” or “US$” shall mean lawful money of the United States.

          “Eligible Assignee” shall mean (a) any Lender, (b) an Affiliate of any Lender, (c) an Approved Fund and (d) any other Person approved by the Administrative Agent and Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) no approval of Borrower shall be required during the continuance of an Event of Default, (y) “Eligible Assignee” shall not include Borrower or any of its Affiliates or Subsidiaries or any natural person and (z) any person that becomes a Lender during the period from and including the date hereof to and including the last day of the Availability Period shall not be an Eligible Assignee unless such person is an Eligible Funding Lender.
          “Eligible Funding Lender” shall mean any Lender that (A) either (i) is a “bank” (as such term is defined in Regulation U or (ii) has its “principal office” (within the meaning such term is used in Regulation U) outside the United States and (B) is making all Loans hereunder from a lending office located outside the United States.
          “Embargoed Person” shall have the meaning assigned to such term in Section 6.12.
          “Engagement Letter” shall mean the confidential Amended and Restated Engagement Letter, dated date hereof, between Borrower and the Joint Lead Arrangers.
          “Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.
          “Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.
          “Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.
          “Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.
          “Equity Contribution Agreement” shall mean the Equity Contribution Agreement dated as of the date hereof made by BNDESPAR for the benefit of the Borrower and the Lenders, substantially in the form of Exhibit K.
          “Equity Issuance” shall mean the sale or issuance of any Capital Stock by Borrower.
          “Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

          “Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate in accordance with the provisions of Article II.
          “Event of Default” shall have the meaning assigned to such term in Section 7.01.
          “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, in any case, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction.
          “Executive Order” shall have the meaning assigned to such term in Section 3.22.
          “Existing Loans” shall have the meaning assigned to such term in the recital hereto.
          “Expropriation Event” shall mean the condemnation, seizure, intervention, compulsory purchase or expropriation of all or any substantial part of the assets (including any Concession) of the Borrower or any of its Subsidiaries by any Governmental Authority.
          “Facility” shall have the meaning assigned to such term in the recital hereto.
          “Facility Documents” shall mean the Loan Documents and the CP Loan Documents.
          “Fees” shall mean the Commitment Fees and the Administrative Agent Fees.
          “Fee Letters” shall mean the Fee Letter dated as of June 19, 2007 among Borrower, the Joint Lead Arrangers and the Initial Lenders and the Additional Fee Letter dated the date hereof among the Joint Lead Arrangers, the Initial Lenders and the other parties thereto.
          “First Principal Installment” shall have the meaning assigned to such term in Annex II.
          “Fiscal Quarter” of any Person shall mean a fiscal quarter of such Person.
          “Fiscal Year” of any Person shall mean a fiscal year of such Person.
          “Foreign Lender” shall mean with respect to any Indemnified Tax, a Lender that is treated as foreign by such taxing jurisdiction for purposes of such Tax.
          “Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
          “Funding Mechanics” shall mean the procedures and mechanics for the US$ Facility and the CP Facility as described and set forth on Schedule B hereto.
          “FX Contract” shall mean with respect to any Borrowing, the foreign exchange contracts entered into by the Borrower, in the Brazilian foreign exchange market and in accordance with the Central Bank regulations, to bring the Borrowings made by it hereunder to Brazil.

          “GAAP” shall mean accounting principles generally accepted in Brazil as in effect from time to time, applied on a basis consistent (except for changes concurred with by the independent public accountants).
          “Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “Guarantee” shall mean any obligation of a Person to pay the Indebtedness of another Person including without limitation, (i) an obligation to pay or purchase such Indebtedness; (ii) an obligation to lend money or to purchase or subscribe shares or other securities or to purchase Property or services in order to provide funds for the payment of such Indebtedness; (iii) an indemnity against the consequences of a default in the payment of such Indebtedness; or (iv) any other agreement to be responsible for payment of such Indebtedness.
          “Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.
          “Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, or the exchange of nominal interest obligations, either generally or under specific contingencies.
          “Hedging Counterparty” shall mean each counterparty to a Hedging Agreement if at the date of entering into such Hedging Agreement such Person was a Lender or an Affiliate of a Lender and such Person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such Person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 9.03 and 9.09 as if it were a Lender.
          “Indebtedness” shall mean, as to any Person, any amount payable (whether as a direct obligation or indirectly through a Guarantee by such Person) pursuant to or in respect of (a) an agreement governing or evidencing money borrowed, (b) a conditional sale or a transfer with recourse or with an obligation to repurchase, (c) obligations evidenced by bonds, debentures, notes, or similar instruments, (d) obligations issued or assumed as the deferred purchase price of property or services, other than current unsecured trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, (e) acceptance, letter of credit or similar facilities, other than contingent obligations in respect of letters of credit or similar facilities to support trade transactions of such Person in the ordinary course of business, (f) a Capital Lease Obligations and (g) indebtedness or other payment obligations referred to in clauses (a) through (f) above of another Person secured by an Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, valued at the lower of the fair market value of such property as reasonably determined by such Person and amount of such indebtedness or other payment obligations.

          “Indemnified Taxes” shall mean all Taxes that are imposed by any jurisdiction (a) in which the Borrower is incorporated, or (b) from which any amounts in respect of the loans under the Facility are paid or deemed paid, other than Excluded Taxes.
          “Indemnitee” shall have the meaning assigned to such term in Section 9.03(b).
          “Information” shall have the meaning assigned to such term in Section 9.12.
          “Initial Closing Date” shall mean July 25, 2007.
          “Initial Credit Extension” shall mean, with respect to (a) the TMAR Tender Offer, the Credit Extension for the purchase of Tendered Shares tendered on the TMAR OPA Auction Date and (b) the TNE Tender Offer, the Credit Extension for the purchase of Tendered Shares tendered on the TNE OPA Auction Date.
          “Initial Lenders” shall mean each of the financial institutions listed on the signature pages hereto as “Initial Lenders”.
          “Initial TNE Shares” shall have the meaning assigned to such term in Section 4.01(d)(i).
          “Intercreditor Agreement” shall mean the Intercreditor Agreement among the Administrative Agent, each CP Holder defined therein, the Collateral Agent and Borrower substantially in the form of Exhibit I, as amended, restated, supplemented or modified from time to time in accordance with the terms set forth herein and therein.
          “Interest Expense” shall mean, for any period, the interest expense of Borrower and its Consolidated Subsidiaries, all determined in accordance with GAAP.
          “Interest Payment Date” shall mean with respect to any Eurodollar Loan, (x) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, it being acknowledged and agreed for the avoidance of doubt that with respect to Loans made on the Initial Closing Date, October 25, 2007 (the last day of the current Interest Period for such Loans) shall be an Interest Payment Date and (y) solely with respect to, and only for interest on the aggregate principal amount of, the First Principal Installment, the Loan Repayment Date for such First Principal Installment shall be an Interest Payment Date.
          “Interest Period” shall mean, with respect to any Eurodollar Borrowing, (a) initially, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is three months thereafter and, thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is three months thereafter, subject to the last proviso hereof and (b) no Interest Period shall end after the Loan Repayment Date for the Second Principal Installment or the Third Principal Installment or after the Maturity Date (and instead such Interest Period shall end on such Loan Repayment Date or the Maturity Date, as the case may be); provided that (x) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (y) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and provided, further that (A) with respect to the Borrowing made on the Initial Closing Date, the next Interest Period with respect thereto shall be for the period from October 25, 2007 (the end of the current Interest Period) through the Designated Interest Payment Date and thereafter shall be as set forth in clause (a) above and (B) with respect to any Borrowing made after the Initial Closing Date, including on the date of the Initial Credit Extension the TNE Tender Offer, shall (I) with respect to the Initial Credit Extension for the TNE Tender Offer, initially have an Interest Period commencing on the date such Borrowing is made and ending on the Designated Interest Payment Date (or, with respect to a portion of such Borrowing equal to the Dollar Equivalent of a Reais amount equal to 17% of the sum of (x) 2/3 of the TNE Tender Offer shares at the price of R$45 plus (y) the aggregate amount of Loans made on the Initial Closing Date) ending on the date that is four months after the date of such Borrowing) and (II) with respect to any other such Borrowing (including Borrowings during the Put Period and any Top-Up Borrowing), initially have an Interest Period commencing on the date of such Borrowing and ending on the Designated Interest Payment Date.
          “Investment” shall mean any investment in any Person, whether by means of share purchase, capital contribution, loan, Guarantee, time deposit or otherwise (but not including any demand deposit), excluding (i) any account receivable created or acquired in the ordinary course of business and payable or dischargeable in accordance with reasonable and customary trade terms which, in the case of any account receivable arising in respect of the delivery of telecommunications or other services, does not exceed 120 days and (ii) indefeasible rights of use and other telecommunications capacity agreements entered into in the ordinary course of business.
          “Joint Lead Arrangers” shall have the meaning assigned to such term in the preamble hereto.
          “Judgment Currency” shall have the meaning assigned to such term in Section 9.18(a).
          “Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 9.16(a).
          “Lender Addendum” shall mean with respect to any Lender on the Initial Closing Date, a lender addendum in the form of Exhibit E, to be executed and delivered by such Lender on the Initial Closing Date as provided in Section 9.15.
          “Lender Group” shall mean, (a) for the period beginning on the date hereof through the end of the Availability Period, each Initial Lender and its respective affiliate party to the CP Underwriting Agreement, if any, and (b) thereafter, each Lender.
          “Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.
          “LIBOR Rate” shall mean, in relation to any Loan:
          (a) the applicable Screen Rate; or
          (b) (if no Screen Rate is available for Dollars or the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request by the Reference Banks, as quoted by the Reference Banks to leading banks in the

London interbank market, as at 11:00 a.m. London time on the Quotation Day for the offering of deposits in Dollars for a period comparable to the Interest Period for that Loan; provided that, subject to Section 2.09, if the LIBOR Rate is to be determined by reference to the Reference Banks but a Reference Bank does not timely supply a quotation, the applicable LIBOR Rate shall be determined in the Administrative Agent’s discretion either (i) on the basis of the quotations of the remaining Reference Banks and of a new reference bank to be appointed by the Administrative Agent and the remaining Reference Bank or (ii) on the basis of the quotations of the remaining Reference Banks.
          “Lien” shall mean, as to any Person, a mortgage, lien, pledge, fiduciary transfer (alienação ou cessão fiduciária), charge, encumbrance or other security interest on the Property of such Person or any preferential arrangement that has the practical effect of creating a security interest on any Property now owned or hereafter acquired by such Person
          “Loan Documents” shall mean, collectively, this Agreement, the Intercreditor Agreement, the Equity Contribution Agreement, the Fee Letters, the Promissory Notes (if any), and the Collateral Documents, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
          “Loan Repayment Date” shall have the meaning assigned to such term in Section 2.04(a)..
          “Loans” shall mean the term loans made to Borrower pursuant to Section 2.02.
          “Mandatory Cost” shall have the meaning assigned to such term in Section 2.10(b).
          “Material Adverse Effect” shall mean a material adverse effect on (i) the business, financial or other condition, operations or Properties of Borrower and its Material Subsidiaries taken as a whole or (ii) the ability of Borrower to perform its payment or other material obligations under the Loan Documents or (iii) the rights and remedies of the Lenders under any of the Loan Documents.
          “Material Subsidiaries” shall mean TNE, TMAR, TNL PCS S.A.-Oi, Telemar Internet Ltda.-Oi Internet, Telemar Telecomunicações Ltda. and any other direct or indirect Subsidiary of Borrower that represents more than 5% of the consolidated assets or revenues of Borrower (other than Contax Participações S.A., TNL Contax S.A. and their subsidiaries).
          “Maturity Date” shall mean July 25, 2009.
          “Maximum Lawful Rate” shall have the meaning assigned to such term in Section 9.14.
          “Maximum Rate” shall mean the following:
     (a) in the case of Securities issued by Borrower or TMAR in the international capital markets, if the Securities are being issued with stated maturity, 350 basis points over the Brazil sovereign yield, but not greater than 550 basis points over US Treasury Bonds, on bonds or other securities with an average life to maturity closest the maturity of the Securities or, in the event that the Securities are being issued have no stated maturity, 11%; and
     (b) in the case of Securities issued by Borrower or TMAR in the Brazilian capital markets, 200 basis points over the CDI or 300 basis points over the NTN-B plus the IPCA.

          “Minimum Offering Amount” shall have the meaning assigned to such term in Section 6.07.
          “Multilateral Facilities” shall mean Indebtedness incurred by Material Subsidiaries after the date hereof and owing to BNDES, Japan Bank for International Cooperation and similar governmental, multilateral or export credit institutions for operations and capital expenditures in an aggregate amount not to exceed annually, together with amounts incurred under Vendor Financings, US$1,000,000,000.
          “Net Cash Proceeds” shall mean:
     (a) with respect to any Asset Sale by Borrower or any Material Subsidiary, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) attorneys’ fees, accountants’ fees, investment banking fees and other out-of-pocket expenses incurred by Borrower or such Material Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; and
     (b) with respect to any Equity Issuance or Debt Issuance, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, attorneys’ fees, accountants’ fees, investment banking fees and other out-of-pocket expenses incurred by Borrower or such Material Subsidiary in connection therewith.
          “Net Income” shall mean, for any period, the net income of Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period, adjusted to exclude the effect of any extraordinary or other non-recurring gain or extraordinary or other non-recurring loss, all determined in accordance with GAAP.
          “Obligation Currency” shall have the meaning assigned to such term in Section 9.16(a).
          “Obligations” shall mean (a) obligations of Borrower from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower under or pursuant to this Agreement and the other Loan Documents.
          “OFAC” shall have the meaning assigned to such term in Section 3.22.

          “Officers’ Certificate” “ shall mean a certificate of a Responsible Officer.
          “Oi” shall mean TNL PCS S.A.-Oi.
          “Oi Internet” shall mean Telemar Internet Ltda.-Oi Internet.
          “OPA” shall mean the public offer for the purchase of all of the Tendered Shares in accordance with the terms and conditions of the “Edital de Oferta Pública Voluntária para Aquisição de Ações Preferenciais de Emissão de Tele Norte Leste Participações S.A. e Telemar Norte Leste S.A., por conta e ordem de Telemar Participações S.A.” published on June 20, 2007, as amended on June 28, 2007 in accordance with the statement of material facts (“avisos de fato relevante”) in connection thereof.
          “OPA Auction Date” shall mean, as the context may require the TMAR OPA Auction Date or the TNE OPA Auction Date.
          “OPA FX Rate” shall mean the Real/Dollar offered rate for Dollars, expressed as the amount of Reais per one Dollar, for settlement on the applicable OPA Auction Date, reported by the Central Bank on SISBACEN data system under transaction code PTAX-800 (consulta de câmbio), Option 7 (cotações por moeda), Mode 220, selling rate, by 1:00 p.m. (or by the first time thereafter when such rate is made available on the SISBACEN data system), São Paulo time, on the relevant OPA Auction Date.
          “OPA Guarantor” shall mean UBS Pactual Corretora de Títulos e Valores Mobiliários S.A.
          “Organizational Documents” shall mean, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation (where applicable) and by-laws (Estatuto Social) (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.
          “Original CP Underwriting Agreement” shall have the meaning assigned to such term in the recital hereto.
          “Original Credit Agreement” shall have the meaning assigned to such term in the recital hereto.
          “Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant” shall have the meaning assigned to such term in Section 9.04(d).
          “Paying Agent Account” shall mean the bank account(s) of the Borrower maintained with each of the paying agents for the Debentures into which the proceeds of borrowings under the Facility to effect the Refinancing are to be deposited.

          “Payment Approvals” shall mean all authorizations, consents, approvals and licenses of, and all filings and registrations with, all Governmental Authorities (including the Central Bank of Brazil), that are required in order to permit Borrower to make payments of principal, interest, fees and other amounts pursuant to the terms of the Loan Documents, other than notices to the Central Bank required in connection with non-scheduled payments of principal or interest of the Loans and the registration to be filed with the Central Bank setting forth the schedules of payment dates for each Loan.
          “Permitted Liens” shall mean:
     (a) Liens created pursuant to the Collateral Documents,
     (b) Liens on the ordinary shares held by Borrower granted to secure the Debentures pursuant to the pledge agreements in respect thereof provided that, in the event the Refinancing occurs, such Liens shall be released in accordance with Section 5.03(b),
     (c) any Lien existing on any asset of any Person at the time such Person becomes a Material Subsidiary or is merged or consolidated with or into Borrower or a Material Subsidiary and not created in contemplation of such event,
     (d) Liens for taxes not yet delinquent or due or which are being contested in good faith by appropriate action or proceedings, provided that adequate reserves with respect thereto are maintained on the books of Borrower or the relevant Material Subsidiary, as applicable,
     (e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other statutory Liens (other than Liens arising or incurred with respect to litigation and judgments) arising in the ordinary course of business which do not secure Indebtedness,
     (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially interfere with the ordinary conduct of business of Borrower or the relevant Material Subsidiary, as applicable,
     (g) Liens incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money),
     (h) customary set-off rights and other customary Liens in each case in favor of the account banks with respect to deposit and securities accounts in the ordinary course of business, and
     (i) Liens arising out of judgments or other actions against Borrower or any Material Subsidiary to the extent such judgments or other actions do not result in an Event of Default.
          Notwithstanding the foregoing provisions, Borrower shall not permit, create, assume or suffer to exist any Lien on the Pledged Collateral other than pursuant to the Collateral Documents.

          “Permitted Material Subsidiary Indebtedness” shall mean (a) Multilateral Facilities, (b) Vendor Financings, (c) refinancings of Indebtedness existing on the date hereof provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing except by an amount equal to accrued interest and prepayment premiums or penalties in respect of the refinanced Indebtedness and fees and expenses reasonably incurred in connection with such refinancing, (ii) no principal amount of such Indebtedness shall be due and payable prior to the maturity of the Facility and (iii) the provisions thereof relating to dividend restrictions, mandatory prepayments and restrictions on the incurrence of Indebtedness shall be no more burdensome to the obligors thereunder, in any material respect, than the Indebtedness being refinanced, (d) Take-out Financings, provided that, if any portion of the Indebtedness under the Loan Documents remains outstanding after application of the proceeds of such Take-out Financing, no principal amount of such Take-out Financing shall be due and payable prior to the maturity of the Facility and the provisions thereof relating to dividend restrictions, mandatory prepayments and restrictions on the incurrence of Indebtedness shall be no more burdensome to the obligors thereunder, in any material respect, than those existing in Indebtedness existing on the date hereof. For the avoidance of doubt, Indebtedness that is Permitted Material Subsidiary Indebtedness at the time it is incurred shall not cease to constitute Permitted Material Subsidiary Indebtedness as a result of fluctuations in exchange rates relative to the currency in which such Indebtedness in denominated and (e) Indebtedness of a Person existing at the time such Person merges or consolidates with or into Borrower or a Material Subsidiary pursuant to a Business Combination Transaction permitted by Section 6.03(a)(iii), or becomes a Material Subsidiary as a result of a Business Combination Transaction permitted by Section 6.03(a)(iii); provided such Indebtedness was not created in contemplation of such Business Combination Transaction.
          “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Pledge Agreement” shall mean the Private Deed of Pledge on Shares and other Rights relating to Shares Issued by Telemar Norte Leste S.A. and Tele Norte Leste Participações S.A. between Borrower and Collateral Agent for the benefit of the Secured Parties, which was executed in Portuguese language on July 5, 2007 and a free translation of which is attached hereto as Exhibit G.
          “Pledged Collateral” shall mean all property pledged or granted as collateral pursuant to the Collateral Documents (a) on the Initial Closing Date or (b) thereafter pursuant to Section 5.11.
          “Primary Syndication Loan Assignment” shall mean a transfer or assignment by an Initial Lender during the Primary Syndication Period of all or a portion of its Loans.
          “Primary Syndication Period” shall mean the period commencing on September 20, 2007 through the date that is 150 days thereafter.
          “Principal Installments” shall mean the First Principal Installment, the Second Principal Installment and the Third Principal Installment.
          “Process Agent” shall have the meaning assigned to such term in Section 9.09(d).
          “Promissory Notes” shall mean any promissory notes evidencing the Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit F.
          “Property” shall mean any property (tangible or intangible), assets, rights, income or revenues (including accounts receivable), or interest therein.

          “Put Period” shall mean the period of time commencing on the OPA Auction Date and ending on the last date that Borrower shall be obligated to purchase any Put Right Shares.
          “Put Right Shares” shall mean the preferred shares of TNE and TMAR tendered pursuant to the shareholder “put” rights existing under applicable law and regulations as a result of the Tender Offer.
          “Quotation Day” shall mean, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, save that in the case of any Initial Credit Extension the Quotation Day shall be the first day of the Interest Period applicable to such Initial Credit Extension.
          “Reais” or “R$” shall mean the lawful currency of Brazil.
          “Reais Portion” shall mean, with respect to any Person, the portion of the Total Commitment of such Person funded or to be funded in Reais under the CP Loan Documents.
          “Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
          “Reference Banks” shall mean the London office of each of ABN AMRO Bank N.V., Banco do Brasil, S.A., Citibank, N.A., JPMorgan Chase Bank, N.A. and UBS AG.
          “Refinancing” shall have the meaning assigned to such term in the recital hereto.
          “Register” shall have the meaning assigned to such term in Section 9.04(c).
          “Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          “Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

          “Required Lenders” shall mean Lenders having more than 50% of the sum of (a) the principal amount of all Loans outstanding plus (a) the Dollar Equivalent of all US Dollar Unfunded Portions.
          “Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.
          “Responsible Officer” shall mean the chief executive officer or other executive officers (“diretores”), or any Director (“conselheiro”) of Borrower.
          “Restricted Payment” shall mean (i) any dividend or other distribution on any shares of the capital stock of Borrower (except (a) dividends payable solely in shares of its capital stock other than mandatorily redeemable preferred stock and (b) dividends required to be made under Brazilian law), (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the capital stock of Borrower or (b) any option, warrant or other right to acquire shares of its capital stock, or (iii) any Investment in any Person that has any direct or indirect ownership interest in Borrower.
          “ROF” shall mean one or more Registro de Operação Financeira, the registration required by the Central Bank for cross-border credit transactions, such as the transaction contemplated herein, pursuant to Central Bank Circular no. 3027, of February 21, 2001, as amended from time to time.
          “Screen Rate” shall mean in relation to the LIBOR Rate, the British Bankers’ Association Interest Settlement Rate for United States Dollars for the applicable Interest Period displayed on Reuters Page LIBOR01. If such page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with Borrower and the Lenders.
          “Second Principal Installment” shall have the meaning assigned to such term in Annex II.
          “Secured Obligations” shall mean the complete and punctual payment of any and all amounts outstanding under each of the US Facility and the CP Facility, including, but not limited to, (i) principal, interest and other amounts due pursuant to the Facility Documents; (ii) any other payment obligation by the Borrower pursuant to the Facility Documents, including expenses, costs, charges, reimbursements and indemnifications; (iii) any payment obligation by the Borrower to a Hedging Counterparty under any Hedging Agreement upon the amendment of the Pledge Agreement contemplated by Section 5.10(b) hereof; and (iv) any amount that the Collateral Agent or the Lenders may incur as a result of the grant, maintenance and/or foreclosure of the Pledge (as defined in the Pledge Agreement) and/or the Pledged Collateral (as defined in the Pledge Agreement).
          “Secured Parties” shall mean, collectively, the Administrative Agent, the holders of CP Notes, the Lenders and upon the amendment of the Pledge Agreement contemplated by Section 5.10(b), the Hedging Counterparties.
          “Secured Take-out Financing” shall mean a Take-out Financing incurred by the Borrower, for which a portion of the Pledged Collateral is released to provide security for such Take-out Financing, such release to be on the terms set forth herein and in the Pledge Agreement or otherwise on terms and conditions agreed between Borrower and the Required Lenders.

          “Securities” shall have the meaning assigned to such term in Section 6.07.
          “Securities Act” shall mean the Securities Act of 1933.
          “Settlement Date” shall mean (a) with respect to each Initial Credit Extension hereunder, the date that is three Business Days after the relevant OPA Auction Date, (b) with respect to any Credit Extension to fund the purchase of Put Right Shares during the Put Period, the settlement date for such purchase, which date shall be no later than 15 days after the date the relevant Put Right Share is tendered and (c) with respect to any Credit Extension to fund the Refinancing, the settlement date thereof, which settlement date shall be in accordance with Section 4.02(d) and the other provisions of this Agreement.
          “Shareholders’ Letter” shall mean the letter from certain shareholders of Borrower dated the date hereof, in the form of Exhibit L.
          “Special Dividend Distribution” shall have the meaning assigned to such term in Section 5.15 hereto.
          “Spot Selling Rate” shall mean the spot selling rate at which the Administrative Agent offers to sell such currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later.
          “Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting rights or power of all Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (c) any partnership (i) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (ii) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (d) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.
          “Syndication Interest Reset Date” shall mean each date during the Primary Syndication Period upon which the Initial Lenders will assign all or a portion of their respective Loans, as identified by the Joint Lead Arrangers to the Administrative Agent and Borrower.
          “Take-out Financing” shall mean one or more debt financings incurred in accordance with the terms and conditions of the Engagement Letter by a Material Subsidiary or Borrower or an Affiliate or Subsidiary thereof to refinance the Facility in whole or in part.
          “Tax Clearance Certificates” shall mean (i) the Certidão Negativa de Débitos Relativos às Contribuições Previdenciárias e às de Terceiros or the Certidão Positiva de Débitos com Efeitos de Negativa Relativos às Contribuições Previdenciárias e às de Terceiros, issued by the Receita Federal do Brasil; (iii) the Certidão Conjunta Negativa de Débitos Relativos a Tributos Federais e à Dívida Ativa da União or the Certidão Conjunta Positiva com Efeitos de Negativa de Débitos Relativos a Tributos Federais e à Dívida Ativa da União, issued by the Secretaria da Receita Federal and the Procuradoria

Geral da Fazenda Nacional; and (iii) the Certificado de Regularidade do Fundo de Garantia do Tempo de Serviço, issued by Caixa Econômica Federal.
          “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Tendered Shares” shall mean all shares acquired by Borrower pursuant to the Tender Offer (including the Put Right Shares).
          “Tender Offer” shall mean as the context may require, the TMAR Tender Offer and the TNE Tender Offer.
          “Tender Offer Account” shall mean an account (a Conta vinculada) of Borrower No. 90695, agency No. 001, maintained with Banco UBS Pactual S.A., which account shall be subject to a Lien in favor of the OPA Guarantor in accordance with the pledge agreement entered into by the OPA Guarantor and Borrower on the date hereof, and otherwise under the sole control and dominion of the OPA Guarantor.
          “Tender Offer Documents” shall mean the Edital issued on June 20, 2007, as amended on June 28, 2007, and the statement of material facts (“avisos de fato relevante”) in connection therewith, and the Offer to Purchase issued on June 20, 2007, as amended on or about September 20, 2007.
          “Tender Offer Launch Date” shall mean June 20, 2007.
          “Third Principal Installment” shall have the meaning assigned to such term in Annex II.
          “TMAR” shall have the meaning assigned to such term in the recitals hereto.
          “TMAR OPA Auction Date” shall mean the date of the auction of the Tendered Shares required in connection with, and the terms of, the OPA for the TMAR Tender Offer.
          “TMAR Tender Offer” shall mean Borrower’s offer to purchase all of the publicly-traded “class A” preferred shares of TMAR in accordance with the terms and conditions of the Tender Offer Documents.
          “TNE” shall have the meaning assigned to such term in the recitals hereto.
          “TNE OPA Auction Date” shall mean the date of the auction of the Tendered Shares required in connection with, and the terms of, the OPA for the TNE Tender Offer.
          “TNE Tender Offer” shall mean Borrower’s offer to purchase all of the publicly-traded preferred shares of TNE in accordance with the terms and conditions of the Tender Offer Documents.
          “Top-Up Borrowing” shall mean a Borrowing hereunder requested by Borrower if required to the extent that an Initial Credit Extension made hereunder does not or will not result in sufficient Reais received by the Borrower after operation of the relevant foreign exchange contract to pay the amounts required to be paid with the proceeds of such Initial Credit Extension, as a result of fluctuation in exchange rates.
          “Total Commitment” shall mean, with respect to any Lender Group, the commitment of such Lender Group, denominated in Reais, to extend credit to Borrower under the Facility, a portion of which commitment is to be funded in Dollars under this Agreement and a portion to be funded in Reais under the CP Loan Documents. The Total Commitment of a Lender Group is the amount for such Lender Group denominated in Reais set forth on Schedule I to the Lender Addendum executed and delivered by the Lender party of such Lender Group, as the same may be amended from time to time, including as a result of a reduction pursuant to Section 2.07. The aggregate amount of the Total Commitments of all Lender Groups as of the date hereof is R$12,700,000,000 and the Total US Dollar Portion as of the date hereof is R$7,900,000,000.
          “Total Reais Portion” shall mean, at any time, the aggregate Reais Portion of all Lender Groups at such time.
          “Total US Dollar Portion” shall mean, at any time, the aggregate US Dollar Portion of all Lender Groups at such time.
          “Transaction Documents” shall mean the Facility Documents and the Tender Offer Documents.
          “Transactions” shall mean, collectively, the transactions to occur on or prior to the Initial Closing Date (or in the case of clause (a) for the TNE Tender Offer, the relevant Settlement Date therefor, or in the case of clause (c), on the date otherwise required hereunder) pursuant to the Transaction Documents, including (a) the consummation of the TMAR Tender Offer and the TNE Tender Offer; (b) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (c) the Refinancing; (d) the execution and delivery of the CP Loan Documents; and (e) the payment of all fees and expenses to be paid on or prior to the applicable Closing Date and owing in connection with the foregoing.
          “United States” shall mean the United States of America including the territories thereof.
          “US Dollar Portion” shall mean, with respect to a Lender Group, the portion of the Total Commitment of the Lender Group of which such Lender is a part funded or to be funded in Dollars but denominated in Reais.
          “US Dollar Unfunded Portion” shall mean, with respect to a Lender Group at any time, the undrawn amount of such Lender Group’s US Dollar Portion at such time, which shall be the US Dollar Portion of such Lender Group’s Total Commitment minus the aggregate principal amount of Loans made by such Lender Group (measured in Reais in accordance with the definition of Applicable Currency Exchange Rate), in each case denominated in Reais.
          “US$ Facility” shall have the meaning assigned to such term in the recitals hereto.
          “Vendor Financing” shall mean any secured or unsecured Indebtedness incurred by a Material Subsidiary where the direct creditor under such financing is a vendor (or a financing affiliate of such vendor) and such Indebtedness is incurred for the purpose of purchasing telecommunications goods or services from such vendor in an aggregate amount not to exceed annually, together with amounts incurred under Multilateral Facilities, US$1,000,000,000.

          SECTION 1.02 Certain Interpretive Provisions. As used in this Agreement and the other Loan Documents, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and (ii) unless otherwise expressly specified, references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time.
ARTICLE II
THE CREDITS
          SECTION 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly to make Loans to Borrower at any time or from time to time during the Availability Period, in such amount as requested by Borrower to be made on such day, provided that the aggregate principal amount of Loans to be made by such Lender shall not exceed its US Dollar Portion at any time (such utilization of the US Dollar Portions to be measured by reference to the Reais amount of such Loans as determined pursuant to clauses (a) and (b), as applicable, of the definition of the Applicable Currency Exchange Rate), such Loans to be made in accordance with the Funding Mechanics. Amounts paid or prepaid in respect of Loans may not be reborrowed. For the avoidance of doubt, (x) each Lender’s US Dollar Portion shall be deemed utilized by the amount of Existing Loans for such Lender, measured in reais, set forth on Schedule C hereto and (y) any Additional Amount funded by a Lender in accordance with Section 2.02(a) shall reduce the Total Commitment of such Lender in the same manner as any other Loan made under this Agreement.
          SECTION 2.02 Loans.
          (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with the Funding Mechanics and their applicable US Dollar Portion; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of the Dollar Equivalent of R$5,000,000 and not less than the Dollar Equivalent of R$5,000,000 (in each case when added to the amount of the corresponding borrowing under the CP Facility) or (ii) equal to the remaining aggregate US Dollar Unfunded Portion of all Lender Groups. With respect to a Borrowing Request issued on any OPA Auction Date, the Borrower shall request, in addition to the amounts necessary to purchase the Tendered Shares tendered on such OPA Auction Date, an additional R$ amount under the Facility (such amount to be agreed by the Borrower and the Administrative Agent), and the Dollar Equivalent of the portion thereof to be funded by the Lenders hereunder shall be calculated based on the OPA FX Rate (such amount to be funded hereunder being the “Additional Amount”), which Additional Amount shall also be extended by the Lenders ratably in accordance with the Funding Mechanics.
          (b) Subject to Sections 2.09 and 2.10, each Borrowing shall be comprised entirely of Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any non-US branch or Affiliate of such Lender to make such Loan;

provided that such non-US branch or Affiliate is an Eligible Funding Lender and such Lender notifies the Administrative Agent in writing of such non-US branch or Affiliate prior to any such Borrowing and any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. After the Initial Closing Date, the minimum period between each Borrowing shall be at least 10 days (except in the case of (x) the Borrowing to be requested on the TNE OPA Auction Date and (y) a Top-Up Borrowing which shall be made on the Business Day immediately following the date of an Initial Credit Extension hereunder).
          (c) Each Lender shall make each Loan to be made by it hereunder on the proposed date of funding thereof, as set forth in the applicable Borrowing Request, by wire transfer of immediately available funds in Dollars to such account as the Administrative Agent may designate not later than 2:00 p.m., London time (except with respect to any Initial Credit Extension and any Top-Up Borrowing with respect thereto, as to which, such funds shall be made available to such account not later than 11:00 a.m., São Paulo time), and the Administrative Agent shall promptly (x) transfer the amounts so received to fund FX Contracts for the delivery of Reais into the Tender Offer Account, and (y) in the case of a Borrowing the proceeds of which are to be used to effect the Refinancing, such proceeds shall be further transferred from the Tender Offer Account to the Paying Agent Account upon prior written notice by the Borrower to Banco UBS Pactual S.A. (to the extent that, for the transfer contemplated on items (x), Borrower provides to the Administrative Agent in the relevant Borrowing Request, the wiring information of the bank party to the FX Contract necessary for the exchange of the proceeds of such Credit Extension into Reais under such FX Contract) or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. The Administrative Agent shall thereafter apply such funds in the Tender Offer Account, or receive evidence reasonably satisfactory to it that the amounts on deposit in the Paying Agent Account(s) are being applied, as applicable, on the applicable Settlement Date to make payment for the purchase of Tendered Shares or effect the Refinancing, as applicable, or for the Borrower to pay related expenses, as applicable, in each case as contemplated herein, and Borrower hereby authorizes the Administrative Agent to apply such funds in the Tender Offer Account.
          (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally but not jointly agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

          (e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          (f) Each Lender which is a party thereto during the period from and including the date hereof to and including the last day of the Availability Period, by becoming a party hereto, hereby represents and warrants that it is an Eligible Funding Lender.
          (g) Borrower and each Lender hereby agree that the Existing Loans are deemed to have been made hereunder in accordance with the terms set forth in this Section 2.02 and the other terms of this Agreement.
          SECTION 2.03 Borrowing Procedure. To request a Borrowing, Borrower shall deliver, by telecopier or electronic transmission, a duly completed and executed Borrowing Request to the Administrative Agent not later than 3:00 p.m., London time (or no later than two hours after the conclusion of the OPA Auction in the case of any Borrowing that is requested on an OPA Auction Date), at least two Business Days (or one Business Day, with respect to any Borrowing requested on an OPA Auction Date), before the date of the proposed funding of such Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
     (a) the aggregate amount of such Borrowing (including, with respect to the Borrowing Request to be issued on any OPA Auction Date, the Additional Amount);
     (b) the date of funding of such Borrowing, which shall be a Business Day;
     (c) the Applicable Currency Exchange Rate used to determine the portion of the US Dollar Portion utilized by the Loans comprising such Borrowing;
     (d) the necessary wiring information of the bank party to the FX Contract relating to such Borrowing;
     (e) evidence satisfactory to the Administrative Agent that the ROF with respect to such funding has been obtained;
     (f) the amounts, in accordance with the Funding Mechanics, of the (i) Reais Portion being requested pursuant to the CP Loan Documents and (ii) US Dollar Portion of each Lender being requested pursuant to such Borrowing, which amounts shall be sufficient (subject to any necessary Top-Up Borrowing) (x) to acquire the Tendered Shares to be purchased with such proceeds and (y) if the Debentures are to be redeemed, together with other amounts available at Borrower, to effect the Refinancing; and
     (g) that the conditions set forth in Sections 4.02(b) and (c) have been satisfied as of the date of the notice.
          Borrower hereby authorizes the Administrative Agent to issue a Borrowing Request on its behalf which Borrowing Request shall only be required to set forth the information to be provided pursuant to Section 2.03(a) through (d), in the event and to the extent that the OPA Guarantor is required to purchase any Tendered Shares.

          Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04 Evidence of Debt; Repayment of Loans.
          (a) Promise to Repay. Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, on the dates set forth on Annex II, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Loan Repayment Date”), a principal amount of the Loans equal to the amount set forth on Annex II for such date (as adjusted from time to time pursuant to Section 2.08(g), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment; provided that (x) the First Principal Installment shall be made with cash on hand at Borrower and the Material Subsidiaries (other than cash from proceeds of any Debt Issuance, Equity Issuance or Permitted Material Subsidiary Indebtedness (other than Multilateral Facilities existing as of the date hereof)) and (y) Borrower’s obligation to repay the Second Principal Installment, is separate and independent of any obligation of Borrower under Section 6.07. To the extent not previously paid, all Loans shall be due and payable on the Maturity Date. All payments or repayments of Loans made pursuant to this Section 2.04(a) shall be made in Dollars.
          (b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice a record or records evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain records in which it will record (i) the amount of each Loan made hereunder and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the records maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.
          (c) Promissory Notes. Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit F. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.05 Fees.
          (a) Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”) equal to the Applicable Fee on the Dollar Equivalent, measured as of each date such fee is paid, of the average daily US Dollar Unfunded Portion of such Lender during the period from and including June 19, 2007 to but excluding the date on which the Total Commitment terminates; provided that, with respect to the Commitment Fee for the US Dollar Unfunded Portion equal to R$625,000,000, such Commitment Fee shall be for the period from and including September 20, 2007 to but excluding the date on which the Total Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the Initial Closing Date, (B) on each day on which a Borrowing is made hereunder, and (C) on the date on which the Total Commitments terminate. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).
          (c) All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.
          SECTION 2.06 Interest on Loans.
          (a) Eurodollar Loans. Subject to the provisions of Section 2.06(b), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to (x) the LIBOR Rate for each Interest Period in effect for such Borrowing; provided that the LIBOR Rate for any Loans (or portion thereof) assigned as part of a Primary Syndication Loan Assignment from and after the relevant Syndication Interest Reset Date shall be the rate determined pursuant to clause (b) of the definition of “LIBOR Rate” for the period commencing on the relevant Syndication Interest Reset Date and ending on the Designated Interest Payment Date plus (y) the Applicable Margin in effect from time to time.
          (b) Default Rate. Notwithstanding the foregoing, during an Event of Default, all overdue Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 1% plus the rate otherwise applicable to such Loan as provided in the preceding paragraph of this Section 2.06 or (ii) in the case of any other amount, 1% per annum plus the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive interest periods, each of a duration reasonably selected by the Administrative Agent (in either case, the “Default Rate”).
          (c) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(b) shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

          (d) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.
          (e) Currency for Payment of Interest. All interest paid or payable pursuant to this Section 2.06 shall be paid in Dollars.
          SECTION 2.07 Termination and Reduction of Total Commitments
          (a) Termination of Total Commitments. The Total Commitments shall automatically terminate at 5:00 p.m., New York City time, on the last day of the Availability Period. Notwithstanding the foregoing, all the Total Commitments shall automatically terminate at 5:00 p.m., New York City time, on October 16, 2007, if the Initial Credit Extension for the TNE Tender Offer shall not have occurred by such time.
          (b) Optional Terminations and Reductions. At its option, Borrower may at any time terminate, or from time to time permanently reduce, the aggregate amount of the Total Commitments; provided that each reduction of the aggregate Total Commitments comprising the Total US Dollar Portion shall be in an amount that is an integral multiple of R$5,000,000 and not less than R$5,000,000 and Borrower shall simultaneously terminate or reduce, as the case may be, a portion of the Total Reais Portion (providing evidence satisfactory to the Administrative Agent of such termination or reduction) such that the Total Reais Portion and the Total US Dollar Portion then outstanding after giving effect to such reduction or termination shall have been reduced on a pro rata basis based on the then Total Commitments.
          (c) Borrower Notice. Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Total US Dollar Portion of the aggregate Total Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Total Commitments of the Lenders shall be permanent. Each reduction of the Total US Dollar Portion of the aggregate Total Commitments shall be made ratably among the Lenders in accordance with their respective US Dollar Portion.
          SECTION 2.08 Optional and Mandatory Prepayments of Loans
          (a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.08 and the Intercreditor Agreement; provided that (x) each partial prepayment shall be in an amount that is an integral multiple of US $5,000,000 and not less than US $5,000,000 or, if less, the outstanding principal amount of such Borrowing and (y) any such prepayment hereunder shall not be made unless a simultaneous prepayment is made under the CP Facility on the terms and conditions set forth in the Intercreditor Agreement.
          (b) Asset Sales. Not later than (x) one Business Day with respect to an Asset Sale by Borrower and (y) the applicable Dividend Payment Date with respect to an Asset Sale by Material

Subsidiaries, following the receipt of any Net Cash Proceeds of any Asset Sale by Borrower or any Material Subsidiary (or, in each case, such later date provided by Section 2.08(g)), Borrower shall make prepayments of the Loans in accordance with Sections 2.08(g) and (h) in an aggregate amount (when added to the amount of the CP Facility being prepaid in connection therewith in accordance with the terms hereof and the Intercreditor Agreement) equal to the Dollar Equivalent of 100% of such Net Cash Proceeds (or, with respect to an Asset Sale by a Material Subsidiary, the portion of such Net Cash Proceeds as can be paid as a Dividend to Borrower consistent with Applicable Dividend Restrictions); provided that so long as no Default shall then exist or would arise therefrom, such proceeds of an Asset Sale by a Material Subsidiary shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in assets useful in the business of such Material Subsidiary within 180 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended), such Net Cash Proceeds to be applied as a prepayment under this clause (b) if not so reinvested within such 180 days.
          (c) Debt Issuance. Not later than (x) one Business Day with respect to a Debt Issuance by Borrower and (y) the applicable Dividend Payment Date with respect to a Debt Issuance by a Material Subsidiary (or, in each case, such later date provided by Section 2.08(g)), following the receipt of any Net Cash Proceeds of any Debt Issuance by Borrower or any of its Material Subsidiaries, Borrower shall make prepayments of the Loans in accordance with Sections 2.08(g) and (h) in an aggregate amount (when added to the amount of the CP Facility being prepaid in connection therewith in accordance with the terms hereof and the Intercreditor Agreement) equal to the Dollar Equivalent of 100% of such Net Cash Proceeds (or, with respect to a Debt Issuance by a Material Subsidiary, the portion of such Net Cash Proceeds as can be paid as a Dividend to Borrower consistent with Applicable Dividend Restrictions).
          (d) Equity Issuance. Not later than one Business Day following the receipt by the Borrower of any Net Cash Proceeds of any Equity Issuance (or such later date provided by Section 2.08(g)), the Borrower shall make prepayments of the Loans in accordance with Sections 2.08(g) and (h) in an aggregate amount (when added to the amount of the CP Facility being prepaid in connection therewith in accordance with the terms hereof and the Intercreditor Agreement) equal to the Dollar Equivalent of 100% of such Net Cash Proceeds.
          (e) Dividends and Distributions. No later than one Business Day following receipt of (i) any Dividends and other distributions received by Borrower constituting Pledged Collateral or (ii) other distributions (including, without limitation, cash distributions as a result of capital reductions or redemptions) received by Borrower with respect to or in consideration for its equity interests in TNE and TMAR (to the extent not used to make any other required prepayment described in clause (b) through (d) above), Borrower shall make prepayments of the Loans in accordance with Section 2.08(g) and (h) in an aggregate amount (when added to the amount of the CP Facility being prepaid in connection therewith in accordance with the terms hereof and the Intercreditor Agreement) equal to the Dollar Equivalent of 100% of such Dividends and other distributions received (excluding, for the avoidance of doubt, in the case of clause (ii) above, amounts retained by the holders of the Debentures or any Secured Take-Out Financing as a result of the exercise of remedies with respect to collateral therefor permitted by the terms of this Agreement, as described in the second proviso below); provided that there shall not be required to be applied as a prepayment pursuant to this clause (e), (A) an amount of up to R$20,000,000 in any calendar year to cover operating costs and expenses of Borrower, (B) amounts necessary to pay Debt Service in respect of the Debentures to the extent the Debentures are not required to be refinanced pursuant to the terms set forth herein, (C) amounts necessary to pay Debt Service in respect of any Take-out Financing and (D) distributions to Borrower that have been designated for the payment of interest under the Facility (if occurring prior to the next applicable regular semi-annual dividend date, and, solely for purposes of Section 5.15, each other applicable regular semi-annual dividend date occurring prior to or on June 30, 2008); provided further, however, to the extent that at any time (1) the holders of the Debentures shall be entitled to retain Dividends and other distributions as a consequence of an acceleration thereunder, no amounts shall be required to be deducted pursuant to this clause (e) for Debt Service of the Debentures or (2) if a portion of the Pledged Collateral has been released in connection with any Secured Take-out Financing as contemplated by Section 5.03(b), and the holders thereof shall be entitled to retain Dividends and other distributions as a consequence of a default and exercise of remedies with respect to collateral thereunder, then the R$20,000,000 required to be excluded pursuant to this clause (e) shall be reduced by an amount corresponding to the pro rata portion of Pledged Collateral released in connection with such Secured Take-out Financing and no amounts shall be required to be deducted pursuant to this clause (e) for Debt Service of such Secured Take-out Financing.
          (f) Tender Offer Account Deposits. No later than 15 days after the end of the Put Period, to the extent there are amounts on deposit in the Tender Offer Account, Borrower shall prepay, in accordance with the Intercreditor Agreement and Section 2.08(g) and (h), the Loans and the CP Notes in an amount equal to the aggregate amount then on deposit in the Tender Offer Account.
          (g) Application and Timing of Prepayments. (i) In the event of any optional or mandatory prepayment of Borrowings made at a time when Loans and CP Notes remain outstanding, the aggregate amount of such prepayment shall be made and allocated between the Loans and the CP Notes on the terms and conditions set forth in the Intercreditor Agreement.
     (ii) Amounts to be applied pursuant to this Section 2.08 to the prepayment of Loans shall be either, at the option of Borrower, (A) deposited in an escrow account on terms satisfactory to the Administrative Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such amounts shall continue to accrue thereon at the rate provided hereunder for the Loans which such amounts are intended to repay until such amounts shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such amounts or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.11.
     (iii) With respect to any prepayment pursuant to (1) Section 2.08(b), (c) and (d), Borrower will ensure that amounts distributed as Dividends from Net Cash Proceeds received by TNE and TMAR are paid to Borrower on or before the applicable Dividend Payment Date and such prepayment shall be due and payable on the later of (x) expiration of the legal notice period for prior notice to the Central Bank (and Borrower shall inform the Central Bank of such proposed prepayment as promptly as possible) of (or receipt of any requisite Central Bank approval for) the proposed prepayment of the Loans from such Dividends or other distribution and (y) receipt by Borrower of such Dividend or other distribution and (2) Section 2.08(e) and (f), Borrower shall ensure that the amounts on deposit in the Tender Offer Account or received as Dividends or other distributions are paid no later than the expiration of the legal notice period for prior notice to the Central Bank (and Borrower shall inform the Central Bank of such proposed prepayment as promptly as possible) of (or receipt of any requisite Central Bank approval for) the proposed prepayment of the Loans from such amounts on deposit in the Tender Offer Account, Dividends or other distribution.
     (iv) Any prepayments of Loans (A) pursuant to Section 2.08(a), to the extent from sources other than any Debt Issuance, Equity Issuance or Permitted Material Subsidiary Indebtedness, shall be applied first, to the First Principal Installment, second, to the Second Principal Installment, and, third, to the Third Principal Installment, (B) pursuant to Section 2.08 (b), shall be applied first, to the First Principal Installment, second, to the Second Principal Installment, and, third, to the Third Principal Installment, (C) pursuant to Section 2.08(c) shall be applied first, to the Second Principal Installment and second, to the Third Principal Installment, (D) pursuant to Section 2.08(d), shall be applied first, to the Second Principal Installment and second, to the Third Principal Installment, (E) pursuant to Section 2.08(e), shall be applied first, to the First Principal Installment, second, to the Second Principal Installment and third, to the Third Principal Installment, and (F) pursuant to Section 2.08(f), shall be applied to the First Principal Installment, and in each of the foregoing clauses, otherwise in accordance with, Section 2.04(a).
          (h) Notice of Prepayment. Borrower shall notify the Administrative Agent by written notice of any prepayment pursuant to clause (a) above not later than 11:00 a.m., London time, three Business Days before the date of prepayment. Each such notice of a prepayment pursuant to clause (a) above shall be irrevocable, shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Borrower shall promptly notify the Administrative Agent of any transaction resulting in a required prepayment pursuant to clauses (b) through (d) together with a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any of the foregoing notices, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Subject to the Intercreditor Agreement, each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.08. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.
          SECTION 2.09 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or
     (b) the Administrative Agent is advised in writing by the Required Lenders that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, with respect to any Borrowing Request issued thereafter and any Loan then outstanding, such Borrowing shall be made and the rate of interest on each Lender’s share of that Borrowing or Loan, as applicable, for the applicable Interest Period shall be the percentage rate per annum which is the sum of (x) the Applicable Margin and (y) the rate notified to the Administrative Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of such Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan or Borrowing from whatever source it may reasonably select. In such event, if the Administrative Agent or the Borrower so requires, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest. Any alternative basis agreed pursuant to the foregoing sentence shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties.
          SECTION 2.10 Yield Protection.
          (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the LIBOR Rate);
     (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.13 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Lender’s holding company, if any, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.
          (b) Mandatory Cost. If (i) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions) or (ii) the requirements of the European Central Bank increase the cost to any Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or increase the cost to such Lender or such Lender’s holding company, if any, or reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered, as calculated pursuant to Schedule 2.10(b) hereof (the “Mandatory Cost”).
          (c) Capital Requirements. If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the US Dollar Portion of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender, subject to the receipt of the certificate required by paragraph (d) below, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (d) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as specified in paragraph (a), (b) or (c) of this Section 2.10 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (e) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof) .
          SECTION 2.11 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal (including, for the avoidance of doubt, the First Principal Installment) of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto or (c) a Primary Syndication Loan Assignment by the Initial Lenders on any day other than the last day of an Interest Period, then, in any such event, Borrower shall compensate each Lender or such Initial Lender, as the case may be, for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to be an amount determined by such Person to be the amount required to compensate such Person for any losses, costs or expenses (excluding loss of anticipated profits) that such Person may reasonably incur by reason of the liquidation or reemployment of deposits or other funds acquired by such Person to fund or maintain such Loan. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Person is entitled to receive pursuant to this Section 2.11 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Person the amount shown as due on any such certificate within 10 days after receipt thereof, or with respect to clause (c) above, on the Designated Interest Payment Date.
          SECTION 2.12 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
          (a) Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Sections 2.08, 2.10, 2.11, 2.13 or 9.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., London time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices in London, except that payments pursuant to Sections 2.10, 2.11, 2.13 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under this Agreement and the Promissory Notes shall be made in Dollars, except as expressly specified otherwise.
          (b) Pro Rata Treatment of Lenders.
     (i) Subject to the Intercreditor Agreement, each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
     (ii) Subject to the Intercreditor Agreement, each payment on account of principal of the Loans shall be allocated among the Lenders pro rata based on the principal amount of the Loans held by the Lenders.
          (c) Insufficient Funds. Subject to the Intercreditor Agreement, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
          (d) Sharing of Set-Off. Subject to the terms of the Intercreditor Agreement, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders then outstanding, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement and the Intercreditor Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.12(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.12(d) to share in the benefits of the recovery of such secured claim.
          (e) Borrower Default. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally but not jointly agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (f) Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.12(e), or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.13 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.
          (b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.
          (c) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified

Taxes or Other Taxes (including any taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax that is an Indemnified Tax hereunder, with respect to payments hereunder or under any other Loan Document shall, (to the extent consistent with such Lender’s internal policy, legal and regulatory restrictions), deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Requirements of Law or reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the above two sentences, in the case of non-US withholding taxes the completion, execution and submission of non-US forms shall not be required if the Lender determines, in the Lender’s good faith and reasonable judgment, that such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would be otherwise disadvantageous to such Lender in any material respect and such Lender provides the Borrower a written statement setting forth the reason for such determination.
          (f) Treatment of Certain Refunds. If the Administrative Agent or a Lender, in its sole discretion, determines that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Administrative Agent or such Lender , agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.
          (g) Change in Office. Each Lender shall, upon the occurrence of any event giving rise to the operation of Section 2.13(a) or (c) with respect to such Lender and upon timely request by the Borrower, in its sole discretion (subject to overall policy considerations of such Lender) designate another lending office for any Loans affected by such event, on such terms that, in the sole judgment of such Lender, such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequences of the event giving rise to the operation of such Section. Nothing in this Section 2.13(g) shall affect or postpone any of the Obligations of the Borrower, or any of the rights of any Lender, under this Section 2.13.
          SECTION 2.14 Intercreditor Agreement.
          (a) Each party hereto hereby acknowledges and agrees to the terms and provisions of the Intercreditor Agreement, agrees to be bound thereby and to have the Administrative Agent take such actions thereunder as is permitted hereby and thereby. Notwithstanding anything to the contrary set forth herein, each party hereto acknowledges and agrees that any payment to be made by Borrower with respect to the Facility or any portion thereof, including with respect to interest, principal, fees, other amounts, and whether by voluntary or mandatory prepayment or otherwise, so long as the CP Facility and US Facility shall both be in effect, shall be made and allocated to the Lenders and the holders of CP Notes in accordance with the terms of the Intercreditor Agreement. Borrower hereby agrees to make such payments as contemplated in the Intercreditor Agreement.
          SECTION 2.15 Increase in Reais Portion.
          Each party hereto hereby acknowledges and agrees that, upon the request of the Joint Lead Arrangers, Borrower shall, subject to (x) the receipt of all required corporate approvals, including the requisite shareholders approval and (y) the execution and delivery of any amendments to the other Facility Documents (including, without limitation, the Pledge Agreement) or additional documents, in each case, reasonably requested by the Administrative Agent to give effect to such increase (each Lender hereby consenting to any such amendments to the Facility Documents or additional documents), increase the Reais Portion of the Facility (either pursuant to an increase in the then existing aggregate amount of the CP Facility or by the issuance of a new securities offering in Brazil in the form of commercial paper with identical terms to those terms then existing under the CP Facility) and correspondingly reduce the US Dollar Portion and, if required in connection with such reduction, prepay a corresponding amount of Loans in an amount equal to the amount of the increase in the Reais Portion, such reduction and, if applicable, prepayment to be made in accordance with the terms of Sections 2.07 and 2.08 (but notwithstanding any requirement in such Sections 2.07 and 2.08, or elsewhere in the Facility Documents, for ratable reduction of the Reais Portion or CP Notes).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

          SECTION 3.01 Corporate Existence and Power. Each of Borrower and the Material Subsidiaries is a corporation or other business entity duly incorporated or organized, validly existing and, where relevant, in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate or other powers and all governmental and third-party licenses, consents, authorizations and approvals (including in the case of TMAR and TNL PCS S.A., the Concessions) required to carry on its business as now conducted, except to the extent that the failure to have any such licenses, consents, authorizations or approvals, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.02 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Transaction Document to which it is a party (a) are within the corporate powers of the Borrower and have been duly authorized by all necessary corporate action, (b) require no action by or in respect of, or filing with, any Governmental Authority (including ANATEL) (other than (x) actions or filings which have been taken or made on or prior to the applicable Closing Date including those required by the Central Bank to reflect the terms and conditions of the Loan Documents, and (y) actions to be taken and filings to be made after the Initial Closing Date with respect to the US$ Facility as to (1) the registration with the Central Bank under the applicable ROF of the relevant payment schedule (Esquema de Pagamento) and/or any additional ROF, to the extent required, relating to each Promissory Note or Borrowing, as applicable, and (2) the obtaining of a special approval from the Central Bank (if and when necessary) for Borrower to make payments on dates falling after the 120th day from the scheduled payment dates indicated in the payment schedule referred to in (1) above, and (3) a prior notification of at least 30 days to the Central Bank to make payments on dates earlier than the scheduled payment dates), and (c) do not contravene, or constitute a default under, any (x) provision of applicable Requirements of Law or the Organizational Documents of the Borrower, the Concession or of (y) any agreement, judgment, injunction, order, decree or other instrument binding upon Borrower or any of the Material Subsidiaries or any of their respective Properties or result in the creation or imposition of any Lien on any asset of Borrower or any of the Material Subsidiaries (other than Liens created pursuant to the Loan Documents).
          SECTION 3.03 Binding Effect. The Loan Documents have been duly authorized, executed and delivered and constitute valid and binding agreements of the Borrower, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.
          SECTION 3.04 Financial Information.
          (a) The audited consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of December 31, 2006 and the related consolidated statements of operations, cash flows and changes in shareholders’ equity for the Fiscal Year then ended, reported on by PricewaterhouseCoopers Auditores Independentes, copies of which have been delivered to each of the Initial Lenders, fairly present, in conformity with GAAP, the consolidated financial position of Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year. As of December 31, 2006, Borrower and its Consolidated Subsidiaries had no material liabilities, contingent or otherwise, including liabilities relating to the Concession, liabilities for taxes, long-term leases or forward or long-term commitments, that are not properly reflected on such balance sheet in accordance with GAAP or the footnotes relating thereto.
          (b) For the period from March 31, 2007 to the Tender Offer Launch Date, there has been no Material Adverse Effect.

          (c) The unaudited balance sheet of Borrower and its Consolidated Subsidiaries as of March 31, 2007, copies of which have been delivered to the Initial Lenders on or prior to the date hereof, fairly presents, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 3.04(a), the consolidated financial position of Borrower and its Consolidated Subsidiaries as of March 31, 2007.
          (d) The Property of Borrower is not subject to any Liens other than Liens permitted by Section 6.02(a).
          SECTION 3.05 Litigation. As at the Tender Offer Launch Date, there was no action, suit or proceeding pending against or, to the knowledge of Borrower, threatened against or affecting Borrower or any of the Material Subsidiaries before any court or arbitrator or any Governmental Authority (a) which, taking into account the probability of an adverse decision as determined by Borrower in good faith and the probable magnitude of such adverse decision (as so determined), would reasonably be expected to have a Material Adverse Effect or (b) which in any manner draws into question the validity or enforceability of the Loan Documents.
          SECTION 3.06 Compliance with Laws. Each of Borrower and the Material Subsidiaries is in compliance in all material respects with all applicable material laws, ordinances, rules, regulations and requirements of any Governmental Authority applicable to it (including the Concessions, the Concession Agreements and laws and regulations governing the Concession, other ANATEL regulations, Environmental Laws, social security laws and retirement and pension fund laws and, to the extent applicable, requirements of the Central Bank and the Comissão de Valores Mobiliários).
          SECTION 3.07 Taxes. Each of Borrower and the Material Subsidiaries has filed all Brazilian income tax returns, and all other material tax returns, which are required to have been filed by them on or prior to each date this representation is made or deemed made and has paid all taxes, assessments and fees due pursuant to such returns or pursuant to any assessment received by it, except to the extent that any such Tax, assessment or fee is being contested in good faith by appropriate action or proceedings and for which adequate reserves have been established. The charges, accruals and reserves on the books of each of Borrower and the Material Subsidiaries in respect of Taxes or other governmental charges are, in the opinion of Borrower, adequate.
          SECTION 3.08 Full Disclosure. All written information furnished on or before the Tender Offer Launch Date by or on behalf of the Borrower to the Agents for purposes of or in connection with the Transaction Documents, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood for purposes of this Section 3.08 that projections as to future events are not to be viewed as statements of fact.
          SECTION 3.09 Labor Matters. Hours worked and payments made to the employees of Borrower and the Material Subsidiaries have not been in violation of any applicable law dealing with such matters in any manner that could reasonably be expected to have a Material Adverse Effect. All material payments (individually or in the aggregate) due from Borrower or any of the Material Subsidiaries, and payable on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on their respective books.
          SECTION 3.10 Contracts; Intellectual Property. Borrower and each of the Material Subsidiaries (a) has all contracts, agreements, rights, privileges and franchises (including the supply contracts, interconnection agreements and software licenses) and (b) owns or possesses or holds under valid licenses all patents, trademarks, service marks, trade names, copyrights, licenses, concessions and other intellectual property rights that are necessary for the operation of their respective properties and businesses, and none of Borrower or the Material Subsidiaries is in violation of any provision thereof, except to the extent that any failure to comply with clause (a) or (b) above, or any such violations, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Each of Borrower and the Material Subsidiaries conducts its business without infringement or claim of infringement of any license, patent, trademark, trade name, service mark, copyright, trade secret or any other intellectual property right of others and there is no infringement or claim of infringement by others of any license, patent, trademark, trade name, service mark, copyright, trade secret or other intellectual property right of Borrower or any of the Material Subsidiaries except to the extent that any such infringement could not be reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.11 Solvency. After giving effect to the transactions contemplated by the Loan Documents to occur on the Closing Date, including consummation of the Tender Offer in accordance with the Tender Offer Documents: (a) the aggregate fair market value of the assets of Borrower and the Material Subsidiaries will exceed their liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (b) Borrower will have sufficient cash flow to enable it to pay its debts (including contingent, subordinated, unmatured and unliquidated liabilities), as they mature and (c) Borrower and the Material Subsidiaries will not have unreasonably small capital for the business in which Borrower and the Material Subsidiaries are engaged.
          SECTION 3.12 No Regulatory Restrictions on Borrowing. The Borrower is not subject to any law or regulation limiting or restricting its ability to execute, deliver and perform its obligations under the terms of the Loan Documents, in each case, in accordance with the terms thereof, other than those set forth in Section 3.02(b) hereof.
          SECTION 3.13 No Burdensome Restrictions. Taking into account the full benefits reasonably expected to be derived thereby by Borrower or the Material Subsidiaries, no contract, lease, agreement or other instrument to which Borrower or any of the Material Subsidiaries is a party or by which any of its property is bound or affected, and no charge, corporate restriction, judgment, decree or order and no provision of applicable Requirements of Law, has had or is reasonably expected to have a Material Adverse Effect. There are no contractual restrictions binding on or affecting any Subsidiary of Borrower that would, on the date hereof, block any distributions contemplated therein or, giving effect to the projected financial performance and business plan of such Subsidiary, could be reasonably likely to block any such distributions during the term of this Agreement..
          SECTION 3.14 No Immunity. Borrower is subject to civil and commercial law with respect to its obligations under the Loan Documents, and the execution, delivery and performance by Borrower hereunder constitute private and commercial acts rather than public or governmental acts. Borrower is not entitled to any sovereign or similar immunity from the jurisdiction of any court or from any action, suit or proceeding, or from set-off or service of process in connection therewith, and none of the Properties or revenues of Borrower is immune from attachment (before or after judgment) or execution.
          SECTION 3.15 Valid Choice of law and Submission to Jurisdiction. The selection by Borrower of the laws of the State of New York as the governing law of this Agreement, the Promissory Notes, the Intercreditor Agreement and any other Loan Document purported to be governed by the laws of the State of New York constitutes in each case a valid, binding and enforceable obligation of Borrower, and does not violate the public policy of Brazil. The submission by Borrower to the jurisdiction of the courts of the United States and the State of New York pursuant to the Loan Documents and the appointment by Borrower of the Process Agent for service of process pursuant to the Loan Documents constitutes in each case a valid, binding and enforceable obligation of Borrower and does not violate the public policy of Brazil.
          SECTION 3.16 Collateral. The Collateral Documents are effective to create and maintain, as the case may be, valid first priority pledges in favor of the secured parties under the Facility in respect of all Pledged Collateral, perfection of which Liens (“guaranty in rem”) shall occur in accordance with Sections 5.10 and 5.11.
          SECTION 3.17 Ranking. The Loan Documents to which Borrower is a party and the obligations evidenced hereby and thereby are and will at all times be direct and unconditional general secured obligations of Borrower, and rank and will at all times rank in right of payment at least pari passu with the most senior Indebtedness of Borrower, if any, whether now existing or hereafter outstanding.
          SECTION 3.18 Investment Company. Borrower is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          SECTION 3.19 Material Subsidiaries. Schedule 3.19 sets forth a complete and accurate list of the Material Subsidiaries as of the Initial Closing Date.
          SECTION 3.20 Corporate Power with respect to Tender Offer, Etc. The Tender Offer, the acquisition of the Tendered Shares and the Refinancing (a) have been duly authorized by all necessary corporate action and is within the corporate powers of Borrower and (b) require no action in Brazil by or in respect of, or filing with, any Governmental Authority (other than actions or filings which have been taken or made on or prior to the Initial Closing Date and as set forth on Schedule 3.20).
          SECTION 3.21 Noncontravention with respect to Tender Offer, Etc. The Tender Offer, the acquisition of the Tendered Shares, the Refinancing and the incurrence of the Indebtedness under the Loan Documents are (a) valid corporate acts of Borrower and (b) do not conflict with or constitute or result in a breach or violation by Borrower of (i) any Brazilian or other applicable Requirements of Law (including Regulations T, U and X of the Board, assuming the truth of the representation and warranty contained in Section 2.02(f)) (ii) any provision of the Organizational Documents or any other organizational document of Borrower, (iii) the Concession Agreements or (iv) any other agreement, judgment, injunction, order, decree or other instrument binding on Borrower or any of the Material Subsidiaries.
          SECTION 3.22 Anti-Terrorism Law. (a) Neither Borrower and, to its knowledge, any of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
          (b) Neither Borrower, nor any Affiliate or broker or other agent of Borrower acting or benefiting in any capacity in connection with the Loans is any of the following:

     (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
     (v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the US Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
          (c) Neither Borrower and, to its knowledge, no broker or other agent of Borrower acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
ARTICLE IV
CONDITIONS TO CREDIT EXTENSIONS
          SECTION 4.01 Conditions to Initial Credit Extension. The obligation of each Lender to fund the applicable Initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.
          (a) Loan Documents. There shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents, including the Equity Contribution Agreement and the Shareholders’ Letter.
          (b) Corporate Documents. The Administrative Agent shall have received:
     (i) an Officer’s Certificate from Borrower, dated as of the TNE OPA Auction, duly executed by (x) two Responsible Officers of Borrower as to the incumbency of Persons executing the Loan Documents and the accuracy of the Organizational Documents of Borrower, TNE and TMAR and resolutions of Borrower, together with copies of such Organizational Documents and the resolutions of Borrower relating to the Transactions referred to in such certificate;
     (ii) certified copies of the minutes of the meeting of shareholders of Borrower approving the issuance of the CP Notes; and
     (iii) certified copies of valid Tax Clearance Certificates.

          (c) Officers’ Certificate. The Administrative Agent shall have received (i) an Officer’s Certificate, dated the applicable Closing Date, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b), (c) and (d), (ii) an Officer’s Certificate from Borrower (x) setting forth and certifying the information requested by Section 5.01(c) for the most recent period for which the relevant financial statements are available, (y) certifying the projections attached thereto which projections shall demonstrate the ability of Borrower to service payments (including the Principal Installments) under the Loan Documents from Dividends from TNE and TMAR and (z) setting forth and certifying the calculations necessary to demonstrate the amount of additional Indebtedness that can be incurred by TMAR.
          (d) Financings and Other Transactions, etc.
     (i) With respect to the TNE Tender Offer and any funding on the applicable Closing Date for the Tendered Shares of TNE, there shall have been validly deposited pursuant to the Tender Offer Documents for such shares and not withdrawn at the expiry time of the Tender Offer at least 66 2/3% of the publicly held preferred shares of TNE (the shares so deposited, the “Initial TNE Shares”).
     (ii) With respect to (A) any funding on the applicable Closing Date for the Tendered Shares of TNE, all conditions set forth on Parts 1 and 2 of Schedule A hereto for the acquisition of the Initial TNE Shares (without any modification or waiver unless approved by the Joint Lead Arrangers (such approval not to be unreasonably withheld or delayed)), other than payment by Borrower of the purchase price to the shareholders of the Initial TNE Shares, shall have been satisfied (or are satisfied substantially contemporaneously with the initial funding under the Facility) and (B) any funding on the applicable Closing Date for the Tendered Shares of TMAR, all conditions set forth on Part 2 of Schedule A hereto for the acquisition of the TMAR shares (without any modification or waiver unless approved by the Joint Lead Arrangers (such approval not to be unreasonably withheld or delayed)), other than payment by Borrower of the purchase price to the shareholders of the TMAR shares, shall have been satisfied (or are satisfied substantially contemporaneously with the initial funding under the Facility).
     (iii) The Initial Lenders shall be satisfied that the conditions of the Tender Offer have not changed from the conditions set forth in the Edital published on June 20, 2007, as amended on June 28, 2007, and the Offer to Purchase issued on June 20, 2007, as amended to increase the price for each Tendered Share tendered pursuant to the TNE Tender Offer up to an amount not to exceed R$45, and that any other terms of the Tender Offer (including the price per Tendered Share) shall not have been amended or modified in any respect materially adverse to the Initial Lenders, without the prior written consent of the Joint Lead Arrangers, it being agreed that an increase in the price for each Tendered Share tendered pursuant to (x) the TMAR Tender Offer up to an amount not to exceed R$68.11 or (y) the TNE Tender Offer up to an amount not to exceed R$45, in each case, shall not constitute an amendment or modification materially adverse to the Initial Lenders.
     (iv) The Lenders and the Administrative Agent shall have received an executed copy of each CP Loan Document.
          (e) Financial Statements; Pro Forma Balance Sheet; Projections. The Administrative Agent shall have received the financial statements referred to in Section 5.01(a) and (b)

for the most recent annual and quarterly period, respectively, for which such financial statements are available prior to the Initial Closing Date.
          (f) Opinions of Counsel. The Administrative Agent shall have received favorable opinions addressed to the Administrative Agent, Collateral Agent and each of the Lenders and dated as of the applicable Closing Date of (i) Ulhôa Canto, Rezende e Guerra Advogados, Brazilian counsel to Borrower in substantially the form attached hereto as Exhibit J-1 and (ii) Gibson, Dunn & Crutcher LLP, US counsel to Borrower in substantially the form attached hereto as Exhibit J-1-2.
          (g) Solvency Certificate. The Administrative Agent shall have received an Officer’s Certificate from Borrower dated as of the applicable Closing Date substantially in the form of Exhibit H hereto certifying that Borrower and its Subsidiaries, on a Consolidated basis after giving effect to the Transactions, are Solvent.
          (h) Consents. All third party and requisite governmental approvals (including all Payment Approvals and the ROF with respect to the Initial Credit Extensions) required to be obtained by Borrower in order to allow the execution and delivery of the Loan Documents and the incurrence and repayment of the Indebtedness thereunder shall have been obtained and a certified copy thereof shall have been delivered to the Administrative Agent; provided that the foregoing shall not apply to any registration (but excluding any approval or consent, to the extent any is required) required to be filed with the Central Bank of Brazil, to indicate the schedule of payment dates for each Loan or Promissory Note and/or any additional ROF to the extent necessary, or in connection with any prepayment of the Loans or Promissory Notes, in each case related thereto.
          (i) Fees. Borrower shall have paid to the Administrative Agent and each Lender all reasonable documented costs and invoiced fees and expenses (including, without limitation, reasonable and documented legal fees and expenses invoiced on or prior to the applicable Closing Date) payable to the Administrative Agent and the Lenders to the extent then due and in accordance with the Fee Letters and the Loan Documents.
          (j) USA Patriot Act; Etc. The Administrative Agent shall have received, on or prior to the Tender Offer Launch Date all documentation and other information requested by the Administrative Agent in order to permit compliance by the Lenders with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, it being acknowledged that all such documentation and information requested as of the Tender Offer Launch Date have been received by the Administrative Agent.
          (k) Process Agent. The Administrative Agent shall have received the letter from the Process Agent agreeing to act as such Process Agent and to forward forthwith all process received by it as such Process Agent to Borrower.
          (l) Conditions to CP Facility. All other conditions set forth in the CP Facility for the initial funding thereunder shall have been satisfied.
          (m) Pledge Agreement Amendment. The Pledge Agreement shall have been amended in form and substance satisfactory to the Administrative Agent in order to reflect the changes to the terms of the Facility contemplated by the Commitment Letter and the Administrative Agent shall have received an executed counterpart thereof.

          SECTION 4.02 Conditions to All Credit Extensions. The obligation of each Lender to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.
          (a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested.
          (b) No Default. Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.
          (c) Representations and Warranties. Each of the representations and warranties made by Borrower set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
          The delivery of a Borrowing Request and the acceptance by Borrower of the proceeds of such Credit Extension (including the deposit of the proceeds into the Tender Offer Account and the Paying Agent Account(s) and the application by the Administrative Agent of such proceeds on the relevant Settlement Date to effect the acquisition of the Tendered Shares and the Refinancing, as applicable) shall constitute a representation and warranty by Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(b)-(c) have been satisfied. Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.08) as the Administrative Agent may reasonably request to confirm that the conditions in Sections 4.02(b)-(c) have been satisfied.
          SECTION 4.03 Determinations under Section 4.01. For purposes of determining compliance with the conditions specified in Section 4.01 above, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the applicable Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lenders’ ratable portion of the Loans to be made on such Closing Date.
          SECTION 4.04 Conditions to Amendment and Restatement. This Agreement, and the amendments to the Original Credit Agreement evidenced hereby, other than the amendments made herein to Sections 4.01 and 4.02 of the Original Credit Agreement solely for purposes of determining whether Borrower has met the conditions for the Initial Credit Extension in connection with the funding of the TNE Tender Offer, shall be of no effect until immediately upon satisfaction of the Amendment and Restatement Condition. Until the Amendment and Restatement Condition is met, or if the Amendment and Restatement Condition is not met, the Original Credit Agreement shall remain in full force and effect and this Agreement, and the amendments contemplated hereby, shall be of no effect (except as explicitly set forth in the immediately prior sentence).

ARTICLE V
AFFIRMATIVE COVENANTS
          Borrower warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Total Commitments have been terminated or expired and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent amounts in respect of indemnities in respect of which no amounts are then owing), unless the Required Lenders shall otherwise consent in writing, Borrower will, and will cause each of its Material Subsidiaries to:
          SECTION 5.01 Information. Borrower will furnish to the Administrative Agent for distribution to each Lender:
          (a) as soon as available and in any event within 120 days after the end of each Fiscal Year, an audited consolidated and consolidating (to the extent applicable) balance sheet of Borrower as of the end of such Fiscal Year and the related consolidated and consolidating statements of income and cash flows for such Fiscal Year (in each case in compliance with GAAP), setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on without material qualification as to scope of the audit or going concern by PricewaterhouseCoopers Auditores Independentes or other independent public accountants of internationally recognized standing;
          (b) as soon as available and in any event within 60 days after the end of each Fiscal Quarter of each Fiscal Year, a consolidated and consolidating (to the extent applicable) balance sheet of Borrower as of the end of such Fiscal Quarter and the related consolidated and consolidating statements of income and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to the absence of footnotes and normal year-end adjustments) as to fairness of presentation and consistency with GAAP by a Responsible Officer of Borrower;
          (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, an Officer’s Certificate (i) setting forth in reasonable detail the calculations required to establish whether Borrower was in compliance with the requirements of Section 6.08 on the date of such financial statements, (ii) with respect to clause (a) above only, identifying the Material Subsidiaries as of such date, (iii) setting forth in reasonable detail the calculations required to establish the amount of available distributable profits, reserves and net income of Borrower and its Subsidiaries during such period and (iv) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action that Borrower is taking or proposes to take with respect thereto;
          (d) within five Business Days after any Responsible Officer of Borrower obtains knowledge of any Default, an Officer’s Certificate setting forth the details thereof and the action that Borrower has taken, is taking or proposes to take with respect thereto;
          (e) promptly but in any event within five Business Days after any Responsible Officer obtains knowledge of (i) the commencement of, or of a written threat by a Governmental

Authority of the commencement of, an action, suit or proceeding against Borrower or any of the Material Subsidiaries before any court or arbitrator or any Governmental Authority that, if adversely determined, would reasonably be expected to have a Material Adverse Effect or that questions the validity or enforceability of any Loan Document or (ii) the commencement of, or of a written threat by a Governmental Authority of the commencement of, any action that would reasonably be expected to lead to an Expropriation Event, an Officer’s Certificate setting forth the nature of such pending or threatened action, suit or proceeding and such additional information with respect thereto as may be reasonably requested by the Administrative Agent;
          (f) promptly after the filing thereof, copies of all registration statements and other substantive reports filed by Borrower or any Material Subsidiary with any securities exchange or securities regulatory body;
          (g) promptly after receipt or delivery thereof by Borrower, copies of any material communications with ANATEL or any other regulatory body with respect to the Concession to the extent the subject of such communications could reasonably be expected to lead to a Material Adverse Effect; and
          (h) from time to time such additional information regarding the financial position or business of Borrower and the Material Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.
          SECTION 5.02 Conduct of Business and Maintenance of Existence. Borrower will continue to engage in the business of owning, directly or indirectly, equity interests in the Material Subsidiaries owned by it from time to time and will cause each of the Material Subsidiaries to continue to engage in wireless and fixed-line telecommunications services and other businesses reasonably incidental thereto and will preserve, renew and keep in full force and effect and will cause each such Material Subsidiary to preserve, renew and keep in full force and effect its respective corporate existence and its respective rights, concessions, privileges and franchises and all other governmental and third party approvals and licenses necessary or desirable in the normal conduct of business (including the Concessions), except to the extent permitted by Section 6.03 or that failure to so preserve, renew and keep in full force and effect such rights (other than with respect to the Concessions, as to which such obligations to so preserve, renew and keep in full force and effect shall be absolute) could not singly or in the aggregate reasonably be expected to have a Material Adverse Effect.
          SECTION 5.03 Maintenance of Property; Insurance
          (a) Borrower will keep, and will cause each of the Material Subsidiaries to keep, all of its property that is useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.
          (b) Borrower shall maintain all of its present and future preferred shares of the capital stock of TNE and TMAR, as well as all rights to receive Dividends, if and when paid, by TNE and TMAR to Borrower from common shares of the capital stock of TNE and TMAR owned by it, pledged for the benefit of the Secured Parties (except, (x) in connection with a Secured Take-out Financing, Borrower may release a pro rata portion of the Pledged Collateral in accordance with the terms of the Pledge Agreement and (y) in case the Refinancing does not occur, (I) for the shares that are pledged in favor of the debenture holders to secure the Debentures and (II) if the Borrower is required under the pledge agreements (as in effect on the date hereof) pursuant to which such pledge is made to pledge additional common shares issued by TNE to secure the Debentures, for such Additional Debentures Pledged Stock (as defined in the Pledge Agreement), and provided that, if the Refinancing occurs, rights with respect to common shares pledged in favor of the debenture holders will only be pledged in favor of the Secured Parties after the release of such pledge by the fiduciary agents on behalf of the debenture holders, which pledge and release shall occur no later than 20 days after the applicable Closing Date).
          (c) Borrower will maintain, and will cause each of the Material Subsidiaries to maintain (in the name of Borrower or a Material Subsidiary), with internationally recognized, financially sound and responsible insurance companies, insurance on their respective properties and assets in at least such amounts, against at least such risks and with such risk retention as are generally maintained, insured against or retained, as the case may be, by other companies of established repute engaged in the same or a similar business (but including in any event public liability insurance).
          (d) Borrower shall maintain, and cause each of the Material Subsidiaries to maintain (in the name of Borrower or a Material Subsidiary), in full force and effect all Brazilian regulatory approvals required for all insurance coverage required by clause (c) above.
          SECTION 5.04 Payment of Obligations. Borrower will pay and discharge, and will cause each of the Material Subsidiaries to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including pension liabilities, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except where (i) the same are contested in good faith by appropriate action or proceedings or (ii) the failure to pay and discharge such items, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and will maintain, and will cause each Material Subsidiary to maintain, in accordance with GAAP appropriate reserves for the accrual thereof. Borrower will provide the Administrative Agent with valid Tax Clearance Certificates and will renew them within up to ten Business Days after each such expiry.
          SECTION 5.05 Inspection of Property, Books and Records. Borrower will keep, and will cause each of the Material Subsidiaries to keep, proper books of record and account in which full and correct entries shall be made of all dealings and transactions in relation to their respective business and activities; and, will permit representatives of the Administrative Agent to visit and inspect, upon reasonable notice and during normal business hours (in any case subject to the provisions of Section 9.12, as though information received or obtained during such visit were “delivered” to such Person as provided in such Section), any of Borrower’s properties, to examine and make abstracts from any of Borrower’s books and records and to discuss Borrower’s affairs, finances and accounts with Borrower’s officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be requested; provided that unless an Event of Default shall have occurred and be continuing, no such visit shall occur more than once a year.
          SECTION 5.06 Compliance with Laws. Borrower will comply, and will cause each of the Material Subsidiaries to comply, with all applicable laws, ordinances, rules, regulations and requirements of Governmental Authorities (including the Concessions, the Concession Agreements and laws governing the Concessions and Environmental Laws and the rules and regulations thereunder), except (i) where the necessity of compliance therewith is being contested in good faith by appropriate action or proceedings or (ii) to the extent that failure to so comply could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

          SECTION 5.07 Use of Proceeds. Borrower will use the proceeds of the Facility to consummate the Tender Offer and effect the Refinancing and pay costs and expenses related to the foregoing; provided that the Lenders agree to consider, after the expiration of the Put Period following a successful TNE Tender Offer, a request by the Borrower to utilize any portion of the Total Commitments not required to be used to fund the purchase of the Tendered Shares pursuant to the TNE Tender Offer (or the Put Right Shares with respect thereto) for the purchase by the Borrower of additional TMAR preferred shares outside of the TMAR Tender Offer and a request to extend the Availability Period for a reasonable period in connection therewith, it being understood that the Lenders shall have no obligation to agree to such requests.
          SECTION 5.08 Registrations.
          (a) Borrower will maintain in full force and effect all Central Bank and other Payment Approvals and all other regulatory approvals and authorizations (in each case to the extent required) in respect of the Loan Documents and will seek and obtain (i) all further approvals and authorizations that are necessary to maintain the effect of such approvals and authorizations on terms and conditions no less favorable to the Lenders than those in effect on the Initial Closing Date and (ii) all approvals set forth in Section 3.02(b)(y).
          (b) With respect to each Loan or Promissory Note extended or issued hereunder, as applicable, Borrower will register the financial terms and conditions of such Loan or Promissory Note with the Central Bank under the applicable ROF, and shall furnish evidence of such registration to the Administrative Agent. Promptly following the date hereof, Borrower will, to the extent necessary, (i) register with the Central Bank the relevant payment schedule relating to each Loan or Promissory Note under the applicable ROF permitting remittance of Dollars from Brazil for payment on each due date of principal, interest, fees, commissions, expenses and other amounts payable by Borrower under the Loan Documents in respect of such Loan or Promissory Note, (ii) take any other action necessary to ensure that any amounts due in respect of such Loan or Promissory Note or in connection with the enforcement of the Collateral Documents can be remitted from Brazil in Dollars, and (iii) provide a copy of such applications, proof of filing, registration or other evidence or action taken to the Administrative Agent, not later than 30 days after the date thereof. Promptly upon receipt, Borrower will furnish a copy of all such certificates, printouts of registration screens of the applicable ROF and evidences to the Administrative Agent.
          SECTION 5.09 Ranking of Obligations. Borrower will promptly take all actions as may be necessary to ensure that its obligations under the Loan Documents will at all times constitute senior secured obligations ranking at least pari passu with all other present and future senior Indebtedness of Borrower.

          SECTION 5.10 Security Interest in Collateral; Further Assurances. Borrower will, at its sole cost and expense, do, execute, acknowledge and deliver all acts, deeds, conveyances and other instruments (a) as any Agent shall from time to time reasonably request with respect to the maintenance, granting, continuation and perfection, as the case may be, of the Pledged Collateral pursuant to and in accordance with the Collateral Documents, including, without limitation, all actions necessary to register the Pledged Shares and (b) as is required to grant a Lien on the Pledged Collateral in favor of the Hedging Counterparties, including, without limitation, any amendments to the Pledge Agreement in connection therewith.
          SECTION 5.11 Post-Closing Collateral Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 5.11, in each case within the time limits specified on such schedule and, if the Refinancing occurs, rights with respect to common shares pledged in favor of the debenture holders will only be pledged in favor of the Secured Parties after the release of such pledge by the fiduciary agents on behalf of the debenture holders, which pledge and release shall occur no later than 20 days after the Initial Closing Date.
          SECTION 5.12 Currency Hedging. Borrower shall within 30 days after each Closing Date enter into currency Hedging Agreements for not less than 2/3 of the Loans outstanding at such time.
          SECTION 5.13 Engagement Letter. Borrower shall cooperate with and assist the Joint Lead Arrangers and shall take all actions requested by the Joint Lead Arrangers as they are entitled to request under the Engagement Letter or as they may reasonably request to complete and consummate the equity and debt offerings and other financings contemplated by the Engagement Letter, including, without limitation, (a) providing all financial and other information, (b) making representatives, officers and advisors available to participate in due diligence sessions and road shows, and (c) preparing prospectuses, offering circulars, private placement memoranda or other documents.
          SECTION 5.14 Dividend Payment Date. Borrower shall use its best efforts to cause the Material Subsidiaries to promptly take all actions (corporate or otherwise) necessary to change the date fixed for payment of dividends by each such Material Subsidiary to its respective shareholders from semi-annually to quarterly and, upon and after the date of such change, all references herein to semi-annually when referring to the payment of dividends shall be deemed to refer to quarterly.
          SECTION 5.15 Increase in First Principal Installment. Borrower shall cause each of TNE and TMAR to distribute as dividends to its respective shareholders an amount equal to 100% of the net profits, profit reserves and retained earnings (“Special Dividend Distribution”) reflected on the financial statements of each such Person as of June 30, 2007 such distribution to occur as soon as possible after the end of the Put Period for the TNE Tender Offer but in any event no later than a date that would allow Borrower to apply its portion of the Special Dividend Distribution to the First Principal Installment, and Borrower shall apply such portion of the Special Dividend Distribution on the applicable Loan Repayment Date to the First Principal Installment; provided that Borrower shall only be required to apply an amount of such portion equal to 17% of the aggregate amount of Loans borrowed and CP Notes issued under the Facility, if Borrower and the Joint Lead Arrangers shall not have agreed (after the end of the Put Period and prior to the Loan Repayment Date for the First Principal Installment) a portion of the amount of such Special Dividend Distribution to be retained by Borrower and not applied to the First Principal Installment (after giving effect, without duplication, to Section 2.08(e)(ii)(A)) that, when aggregated with the anticipated aggregate amount of dividends expected to be received by the Borrower on the dividend payment date(s) occurring immediately following the Loan Repayment Date for the First

Principal Installment and prior to June 30, 2008, will be sufficient to make all interest payments due under the Facility through June 30, 2008, and the amount of such remaining portion of the Special Dividend Distribution not applied to the First Principal Installment shall be applied as required under Section 2.08(e). Borrower shall cooperate with the Joint Lead Arrangers to determine, in accordance with the foregoing, the amount of Borrower’s portion of the Special Dividend Distribution to be retained by Borrower and not applied to the First Principal Installment.
ARTICLE VI
NEGATIVE COVENANTS
          Borrower warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Total Commitments have been terminated or expired and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than contingent amounts in respect of indemnities in respect of which no amounts are then owing), unless the Required Lenders shall otherwise consent in writing:
          SECTION 6.01 Limitation on Indebtedness. Borrower will not, and will not cause or permit any Material Subsidiary, to incur or permit to exist Indebtedness other than
          (a) with respect to Borrower (i) Indebtedness under or evidenced by the Facility Documents, (ii) Indebtedness incurred to refinance, replace, defease or refund Indebtedness under the Facility Documents provided that, if any portion of the Indebtedness under the Facility Documents remains outstanding after application of the proceeds of such Take-out Financing, no principal amount of such Take-out Financing shall be due and payable prior to the maturity of the Facility and the provisions thereof relating to dividend restrictions, mandatory prepayments and restrictions on the incurrence of Indebtedness shall be no more burdensome to the obligors thereunder, in any material respect, than those existing in Indebtedness existing on the date hereof and (iii) Indebtedness pursuant to the Debentures to the extent not required to be refinanced pursuant to the terms of the Loan Documents; and
          (b) with respect to the Material Subsidiaries, (i) Indebtedness existing on the date hereof and set forth on Schedule 6.01 hereof and, for the avoidance of doubt, additional borrowings of amounts available under the existing debt facilities described in clause (b) of the definition of “Debt Issuance” and (ii) Permitted Material Subsidiary Indebtedness; provided that, with respect to any Take-out Financing, such Indebtedness shall only be permitted to be incurred if after giving effect to such incurrence the relevant Material Subsidiary has sufficient legal reserves available so that the Net Cash Proceeds thereof can be distributed as a dividend to Borrower, as promptly as practicable but in no event later than 60 days thereafter, (for the avoidance of doubt, to the extent of Borrower’s share ownership in the case of a non-wholly owned Material Subsidiary) to be applied to repay the Facility (subject to the expiration of the legal notice period for prior notice to the Central Bank (and Borrower shall inform the Central Bank of such proposed prepayment as promptly as possible) of (or receipt of any requisite Central Bank approval for) such proposed prepayment).
          SECTION 6.02 Negative Pledge. Borrower will not, and will not cause or permit any Material Subsidiary to, create, assume or suffer to exist any Lien other than
          (a) with respect to Borrower (i) Liens on the Pledged Collateral in favor of the Secured Parties and Liens on the Tender Offer Account in favor of the Secured Parties, (ii) Liens in favor of the holders of the Debentures in the event the Debentures are not refinanced, (iii) Liens on any Pledged Collateral released for the benefit of the creditors of a secured Take-out Financing and (iv) Liens not securing Indebtedness to the extent such Liens are Permitted Liens and
          (b) with respect to any Material Subsidiary, (i) Liens of the type specified in clauses (c) to (i) of the definition of Permitted Liens, (ii) Liens securing Multilateral Facilities permitted under Section 6.01, (iii) Liens securing Vendor Financings permitted under Section 6.01, (iv) Liens incurred in connection with the purchase, leasing or other acquisition of equipment so long as such Lien does not extend to any other asset or exceed the cost of acquiring such equipment plus customary indemnities and costs, (v) Liens securing Indebtedness existing on the date hereof and any refinancings thereof provided (A) such Liens do not extend to any assets other than the assets securing the Indebtedness being refinanced and (B)(1) the amount of the Indebtedness being refinanced is not increased at the time of such refinancing except by an amount equal to accrued interest and prepayment premiums or penalties in respect of the refinanced Indebtedness and fees and expenses reasonably incurred in connection with such refinancing and (2) such Indebtedness is permitted by clause (c) of the definition of Permitted Material Subsidiary Indebtedness and (vi) other Liens securing obligations not constituting Indebtedness in an aggregate amount not to exceed R$10,000,000.
          SECTION 6.03 Mergers and Sales of Assets.
          (a) Borrower will not, and will not cause or permit any Material Subsidiary to, consolidate or merge with or into, or convey, transfer or lease (in each case, whether in one transaction or a series of transactions) all or substantially all of its assets (each, a “Business Combination Transaction”) to, any other Person, provided that (i) any Material Subsidiary (or any Subsidiary in connection with an acquisition permitted by Section 7.01(u)) may consummate a Business Combination Transaction with any other Material Subsidiary or Borrower provided that, in any such merger involving Borrower, Borrower is the surviving entity, (ii) Borrower or any Material Subsidiary may consummate a Business Combination Transaction with another Person if, prior to or simultaneously with such Business Combination Transaction pursuant to this clause (ii), the Required Lenders shall have consented to such transaction in writing and (iii) without the consent of the Required Lenders, Borrower or any Material Subsidiary may consummate a Business Combination Transaction if (A) such Business Combination Transaction involves a Person whose primary business is in the telecommunications industry in Brazil and is of comparable size to the Borrower and its Subsidiaries, on a consolidated basis; (B) the Person that is the surviving entity of, or that results from, any such Business Combination Transaction is (1) the Borrower, (2) a wholly owned Material Subsidiary of the Borrower (including any newly created entity that becomes a wholly owned Material Subsidiary of the Borrower as a result of such Business Combination Transaction), or (3) any other Person who assumes the obligations of Borrower under the Facility Documents (including the Engagement Letter) in a writing reasonably satisfactory in form and substance to the Administrative Agent; (C) the Person that is the surviving entity of, or that results from, any such Business Combination Transaction shall succeed to not less than 100% of the combined assets and revenues of the Persons that are party to the Business Combination Transaction as in effect on the date such proposed Business Combination Transaction is first announced (excluding any dispositions that are required under Brazilian or other applicable antitrust or similar law that shall be required in connection with any necessary regulatory approval and excluding assets used to repay indebtedness of the persons party to such Business Combination Transaction (or their affiliates) in connection with such Business Combination Transaction, so long as indebtedness under the Facility is simultaneously repaid on a ratable basis); (D) the consummation of such Business Combination Transaction receives the approval of ANATEL and the Conselho Administrativo de Defesa Econômica – CADE, if required; (E) prior to the announcement of any such Business Combination Transaction either (1) (x) the First

Principal Installment shall have been made (it being understood and agreed that such First Principal Installment may be made on a date earlier than the date of the first Loan Repayment Date), (y) in addition to the payment of the First Principal Installment, a portion of the aggregate amount of the Loans borrowed and CP Notes issued under the Facility shall have been repaid equal to (I) 30% of such aggregate amount (such portion to be repaid with proceeds other than cash proceeds from an Equity Issuance of common shares under the novo mercado segment of BOVESPA or the proceeds from an equity investment by BNDESPAR pursuant to the terms of the Equity Contribution Agreement, provided that such amount may be repaid with proceeds from (xx) a Take-out Financing (including in connection with a Business Combination Transaction) to be made in accordance with the terms herein and the Engagement Letter or otherwise on terms and conditions reasonably satisfactory to the Joint Lead Arrangers and/or (yy) financing available on the date of such announcement to the Persons party to such Business Combination Transaction that such Persons have demonstrated to the satisfaction of the Joint Lead Arrangers, on the date of such announcement, will be available to make the payment in cash of such 30% (or the portion not covered by the financing in subclause (xx)) on or prior to the date of the consummation of such Business Combination Transaction (and such payment is made on such date), it being understood and agreed that the obligations of BNDESPAR under the Equity Contribution Agreement and the obligation of the parties party to the Shareholders’ Letter shall, in each case, continue to be in full force and effect) or (II) 25% of such aggregate amount, such portion to be repaid from the proceeds of an Equity Issuance of common shares under the novo mercado segment of BOVESPA, plus an additional 15% of such aggregate amount, and (z) the consummation of such Business Combination Transaction shall occur on a date that is earlier than the date that is three months prior to the immediately succeeding Loan Repayment Date or (2) in the reasonable opinion of the Joint Lead Arrangers, the announcement and/or consummation of the Business Combination Transaction will not have an adverse effect on the syndication of the Facility and the ability of Borrower, or, if applicable, the Person that is the surviving entity of, or that results from, any such Business Combination Transaction, to effect the refinancings of amounts outstanding under the Facility or the markets in which Refinancing Instruments (as defined in the Engagement Letter) are proposed to be issued as contemplated herein and in the Engagement Letter; it being understood and agreed that this subclause (E) shall be deemed satisfied if, prior to the announcement of such Business Combination Transaction, an aggregate amount equal to 75% of the Loans borrowed and CP Notes issued under the Facility shall have been repaid; (F) the announcement of such Business Combination Transaction shall not have triggered or resulted in a negative credit watch, credit rating downgrade or negative credit outlook by either of S&P or Moody’s for the Person that is the surviving entity of, or that results from, such Business Combination Transaction, the Borrower and the applicable Material Subsidiary; (G) the pro forma leverage ratio of the Person that is the surviving entity of, or that results from, any such Business Combination Transaction shall be no greater than the Consolidated Indebtedness to Adjusted EBITDA Ratio of Borrower for the Fiscal Quarter immediately prior to the announcement of such Business Combination Transaction; (H) on the date of the announcement of the Business Combination Transaction the value of the Pledged Collateral shall not have decreased by more than 10% from the value of the Pledged Collateral based on the average thereof for the 5 trading days immediately prior to such announcement; (I) the pro forma consolidated EBITDA of the Person that is the surviving entity of, or that results from, any such Business Combination Transaction shall be greater than 1.4:1:00 of the consolidated EBITDA for Borrower for the 12 month period immediately prior to the date of the announcement of such Business Combination Transaction (“EBITDA” as used in this Section 6.03(a) shall mean earnings before interest, taxes, amortization, and depreciation); and (J) at the effective time of such Business Combination Transaction, the Person that is the surviving entity of, or that results from, any such Business Combination Transaction (1) if Borrower is a party to such Business Combination Transaction, shall continue to be liable for all of the applicable obligations of the Borrower in respect of the Loans and CP Notes under the Facility, including all of the Borrower’s covenants, obligations and undertakings under the Facility Documents and the Engagement Letter, in a writing reasonably satisfactory in form and substance to the Administrative Agent, (2) be organized under the laws of Brazil, (3) have a corporate credit rating and national scale rating by each of Moody’s and S&P at least equivalent to the corresponding corporate credit rating and national scale rating assigned to the Borrower (and, if relevant, the applicable Material Subsidiary of the Borrower) immediately prior to the announcement of such Business Combination Transaction and (4) if Borrower is a party to such Business Combination Transaction, or Person that is the surviving entity of, or that results from, any such Business Combination Transaction is required under this clause (iii) to assume the obligations of Borrower hereunder and under the Facility Documents and the Engagement Letter, deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, such opinions of counsel, certificates and other customary documents as the Administrative Agent may reasonably request in connection therewith; provided, in each case, that no Default shall have occurred and be continuing on the date such proposed Business Combination Transaction is first announced and on the date of consummation thereof, or would result therefrom and provided, further, that any determination to be made pursuant to this clause (iii) by the Joint Lead Arrangers shall be made by the Required Lenders (other than subclause (E)), if on the date of such determination, Loans and CP Notes held by the Initial Lenders (or Affiliates thereof), do not equal 50% or more of the Loans borrowed and CP Notes issued.
          (b) Borrower will not, and will not cause or permit any Material Subsidiary to, make any Asset Sale, (i) unless the consideration therefor is not less than the fair market value of the related asset, (ii) until at least 75% of the purchase price therefor has been paid in cash or cash equivalents, the obligation to pay such purchase price shall be secured by a first priority lien on the assets sold, (iii) unless the Net Cash Proceeds thereof (whether received at the closing of such Asset Sale or pursuant to cash payments made at a subsequent date) are applied in accordance with Section 2.08, (iv) prior to or simultaneously with the consummation of such Asset Sale, Borrower shall have provided to the Administrative Agent the documentation evidencing such Asset Sale and an Officer’s Certificate certifying compliance (as of the date of, and taking into account the effects of, such Asset Sale) with Sections 6.08 and (v) immediately before and after giving effect to such transaction, no Default shall exist and be continuing.
          SECTION 6.04 Restricted Payments. Borrower will not declare or make any Restricted Payment.
          SECTION 6.05 Transactions with Affiliates. Borrower will not, and will not permit any Material Subsidiary to, directly or indirectly, (a) pay any funds to or for the account of any Affiliate, (b) make any Investment in any Affiliate, (c) lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to or from any Affiliate, or (d) participate in, or effect, any transaction with any Affiliate, except in the case of clauses (a) through (d) above on an arms-length basis on terms at least as favorable to Borrower or such Material Subsidiary as could have been obtained from a third party that was not an Affiliate; provided further, that the foregoing provisions of this Section shall not prohibit (x) any transaction between Material Subsidiaries permitted by applicable law or (y) any such Person from declaring or paying any lawful Dividend or other payment ratably in respect of all its Capital Stock of the relevant class.
          SECTION 6.06 Limitation on Certain Restrictions. Borrower will not, and will not permit any Material Subsidiary to enter into, or suffer to exist, (a) any agreement with any Person, other than this Agreement and any other agreement in effect on June 19, 2007 that prohibits, restricts or imposes any limit on the ability of Borrower or any Material Subsidiary to create, incur or permit to exist any Lien on Property of Borrower or any Material Subsidiary or (b) any limit on the ability of any Material Subsidiary to pay Dividends or to make or repay loans or advances to either Borrower or another Subsidiary of Borrower, other than in the case of clauses (a) and (b) above, (A) restrictions imposed under applicable law or the Loan Documents, (B) restrictions in contracts and agreements existing on the date hereof, (C) restrictions in any agreements for the refinancing of Indebtedness permitted by Section 6.01(b)(ii); (D) restrictions in the Multilateral Facilities, provided such restrictions are no more burdensome than the restrictions existing in agreements existing on June 19, 2007, (E) restrictions on Liens applicable to assets subject to Liens permitted by Section 6.02, (F) restrictions on subletting or assignment of any lease, or other customary restrictions on assignments of contracts entered into in the ordinary course of business, (G) customary restrictions and conditions contained in any agreement relating to the disposition of property permitted under Section 6.03 pending consummation of such sale, (H) any agreement applicable to a Material Subsidiary at the time such Person becomes a Material Subsidiary of Borrower, provided that such agreement was not entered into in connection with or in contemplation of such Person becoming a Material Subsidiary of Borrower.
          SECTION 6.07 Take-Out Financing. Borrower shall (a) use its commercially reasonable efforts to effect a Take-Out Financing and Equity Issuance of common shares under the novo mercado segment of BOVESPA in two or more transactions in order to repay the Facility in full as promptly as practicable, (b) in any event issue, or cause TMAR or, with the consent of the Joint Lead Arrangers, such other Subsidiary or Affiliate of Borrower to issue (with respect to any issuance by TMAR, a Subsidiary or Affiliate, only to the extent that after giving effect to such issuance there are sufficient legal reserves available at TMAR or such Subsidiary or Affiliate such that the Net Cash Proceeds of any such issuance can distributed as a dividend to Borrower as promptly as practicable but in no event more than 60 days thereafter (for the avoidance of doubt, to the extent of Borrower’s share ownership in TMAR or such other non-wholly owned Subsidiary or Affiliate) to repay the Facility (subject to the expiration of the legal notice period for prior notice to the Central Bank (and Borrower shall inform the Central Bank of any such proposed prepayment as promptly as possible) of (or receipt of any requisite Central Bank approval for) such proposed prepayment)), in one or more series, debentures or other debt or, with respect to Borrower only, equity securities in a primary offering under the novo mercado segment of BOVESPA (collectively, the “Securities”) in the Brazilian and\or international capital markets in one or more transactions to effect the Take-Out Financing, Equity Issuances and other offerings as contemplated in, and subject to the other limitations and other provisions contained in, the Engagement Letter, with terms and conditions and at such times, in an aggregate amount sufficient to repay the Facility in full on or prior to the Maturity Date, such terms and conditions to be approved by the Joint Lead Arrangers as contemplated in the Engagement Letter and, with respect to a Take-Out Financing, at a price which shall not be required to exceed the applicable Maximum Rate and with a tenor of not less than five years; provided that, notwithstanding the foregoing, the obligations of Borrower under the Engagement Letter shall remain in full force and effect with respect to all aspects of the Take-out Financing, Equity Issuances and other offerings contemplated therein; provided further, that Borrower shall, as a part of its obligations under this clause (b), subject to the limitations and other provisions contained in the Engagement Letter, within 12 months after the TNE OPA Auction Date, issue Securities pursuant to an Equity Issuance of a primary offering of common shares of Borrower under the novo mercado segment of BOVESPA yielding cash proceeds in an aggregate principal amount equal to at least 25% of the aggregate principal amount borrowed under the Facility (the “Minimum Offering Amount”) which proceeds shall be applied to repay the Facility in accordance with the terms herein (provided that, (i) if Borrower shall be unable to consummate such Equity Issuance on the terms provided in the Engagement Letter in the Minimum Offering Amount by such date, no Event of Default as a consequence of not consummating the Equity Issuance shall result if the obligations of BNDESPAR in the Equity Contribution Agreement are fulfilled and (ii) the Minimum Offering Amount may include a secondary offering of shares issued to BNDESPAR in connection with the capital contribution contemplated by the Equity Contribution Agreement but only if such secondary offering is made on the same terms as contemplated in the Engagement Letter, including the payment of underwriting fees contemplated therein with respect thereto); and (c) prepare the information, materials and documentation required in connection with the Take-Out Financing and issuance of any Securities, including, without limitation, any offering documents or information memorandum, as soon as practicable after the Initial Closing Date but in any event, within 45 days after the TNE OPA Auction Date for the preparation of such information, materials and documentation for a Take-Out Financing, and within 60 days after the TNE OPA Auction Date for the preparation of such information, materials and documentation for an issuance of any equity Securities.
          SECTION 6.08 Financial Covenants. Borrower will not:
          (a) Consolidated Indebtedness to Adjusted EBITDA Ratio. Permit the Consolidated Indebtedness to Adjusted EBITDA Ratio to exceed 4.0:1.0.
          (b) Adjusted EBITDA to Interest Expense Ratio. Permit the Adjusted EBITDA to Interest Expense Ratio to be less than 1.75:1.0.
          SECTION 6.09 Prepayments of Other Indebtedness; Modifications of Other Documents, etc. Borrower will not, and will not permit any Material Subsidiary to, directly or indirectly make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, any Indebtedness (other than the Facility), except (w) as otherwise permitted by this Agreement, (y) in connection with any Permitted Material Subsidiary Indebtedness permitted under clause (c) of the definition of Permitted Material Subsidiary Indebtedness and (z) with respect to the Material Subsidiaries, other Indebtedness in an aggregate amount not to exceed US$ 300,000,000.
          SECTION 6.10 Limitation on Accounting Changes. Make or permit any material change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP.
          SECTION 6.11 Anti-Terrorism Law; Anti-Money Laundering.
          (a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming Borrower’s compliance with this Section 6.11).
          (b) Cause or permit any of the funds of Borrower that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirements of Law.
          SECTION 6.12 Embargoed Person. Cause or permit (a) any of the funds or properties of Borrower that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirements of Law promulgated thereunder, with the result that the investment in Borrower or Material Subsidiaries (whether directly or indirectly) is prohibited by a Requirements of Law, or the Loans made by the Lenders would be in violation of a Requirements of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in Borrower or Material Subsidiaries, with the result that the investment in Borrower or Material Subsidiaries (whether directly or indirectly) is prohibited by a Requirements of Law or the Loans are in violation of a Requirements of Law.
          SECTION 6.13 Limitation on Certain Transactions. Notwithstanding anything else herein to the contrary, prior to the repayment on or prior to the first Loan Repayment Date of the First Principal Installment in full, Borrower shall not permit any Material Subsidiary to (a) consummate any Asset Sale, (b) sell or issue any Capital Stock of such Material Subsidiary (other than as part of a transaction permitted by clause (B)(ii) of Section 7.01 (u)) and (c) incur any Indebtedness other than Indebtedness consisting of Vendor Financings, Multilateral Facilities and Take-out Financings, refinancings of maturing Indebtedness to the extent otherwise permitted hereby and additional borrowings of amounts available under the existing debt facilities described in clause (b) of the definition of “Debt Issuance”; provided that any such Asset Sale, issuance of Capital Stock or incurrence of Indebtedness occurring after the first Loan Repayment Date and the repayment in full of the First Principal Installment shall be made only if, to the extent the Net Cash Proceeds thereof are required to prepay the Facility, after giving effect to any such transaction there are sufficient legal reserves available at the relevant Material Subsidiary such that the Net Cash Proceeds thereof can be distributed as dividends to Borrower as promptly as practicable but in no event later than 60 days thereafter (for the avoidance of doubt, to the extent of Borrower’s share ownership in any such non-wholly owned Material Subsidiary) to prepay the Facility (subject to the expiration of the legal notice period for prior notice to the Central Bank (and Borrower shall inform the Central Bank of any such proposed prepayment as promptly as possible) of (or receipt of any requisite Central Bank approval for) such proposed prepayment).
ARTICLE VII
EVENTS OF DEFAULT
          SECTION 7.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):
          (a) failure by Borrower to pay (i) any amount of principal payable by it under the Loan Documents when due (including a Loan Repayment Date), (ii) any interest or fees payable by it under the Loan Documents within 3 (three) Business Days after the date when due, and (iii) any other amount payable by it under the Loan Documents within 10 (ten) Business Days after the date when due;
          (b) (i) failure of Borrower to receive, or the Material Subsidiaries to distribute to Borrower, amounts available for distribution as Dividends (after any allocation to legal reserves, to the extent required by article 193 of Law No. 6,404, dated December 15, 1976, as amended), in sufficient amounts to ensure the timely payment of principal, interest and other amounts owing under the Facility after taking into account other cash then available to Borrower to fulfill such obligations; (ii) failure of Borrower to give requisite notice to the Central Bank of the proposed prepayment of the Loans within five Business Days after receipt by it of any distributions required to be used to prepay the Loan; or (iii) failure by Borrower to apply any Dividends received to the prepayment of the Loan within five Business Days after the later of (A) expiration of the legal notice period for prior notice to the Central Bank (to the extent required as per applicable regulation in effect on the date of such prepayment) of (or receipt of any requisite Central Bank approval for) the proposed prepayment of the Loan from such Dividends or (B) receipt of such Dividends;
          (c) failure by Borrower in the performance or observance of any of its other obligations (except for any other obligation specifically provided herein) under or in respect of the Loan Documents, and such default remains unremedied for a period of 30 (thirty) days after the earlier of (i) the date Borrower obtains knowledge of the breach thereof or (ii) the date Borrower receives written notice thereof from any Agent or Lender;
          (d) (i) a bankruptcy proceeding or case is commenced by or against Borrower and/or any of the Material Subsidiaries; (ii) a reorganization proceeding (recuperação judicial or recuperação extrajudicial) by or against Borrower and/or any of the Material Subsidiaries is commenced; or (iii) a court order, resolution or decision for the winding up, liquidation or dissolution of Borrower and/or any of the Material Subsidiaries is granted, made or entered, provided that in each such case above, in any involuntary proceeding or case commenced against Borrower and/or any of the Material Subsidiaries, such involuntary proceeding or case or, in the case of this clause (iii), the court order or decision referred to herein, remains undismissed or unstayed for a period of 60 days;
          (e) (i) Borrower or any of the Material Subsidiaries, to the extent applicable to it, fails to comply with the terms of any Concession agreements, any Concession or any interconnection agreement necessary or desirable in the conduct of the business of Borrower or any of the Material Subsidiaries, which failure to so comply could (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect; or (ii) any Concession agreement, any Concession or any interconnection agreement shall fail to be in full force and effect for any reason or any party thereto shall so assert in writing (which assertion or failure could (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect);
          (f) any of the representations and warranties made by Borrower under the Loan Documents shall prove to have been incorrect in any material respect when made (or deemed made) and such condition (if capable of remedy) remains unremedied for a period of 30 (thirty) days after the earlier of (i) the date Borrower obtains knowledge of the breach thereof or (ii) the date Borrower receives written notice thereof from any Agent or Lender;
          (g) any Indebtedness of Borrower or any of the Material Subsidiaries (having a principal amount equal to or exceeding US$10,000 (in the case of Borrower) or US$50,000,000 (in the case of the Material Subsidiaries), or the equivalent thereof in any other currency or currencies, but excluding in any event Indebtedness under the Loan Documents) (i) is not paid when due or, if a grace period exists for such payment, prior to the end of such grace period; or (ii) becomes due and payable prior to its stated maturity (otherwise than (A) at the option of Borrower or the Material Subsidiary, as the case may be (provided that no event of default in respect of such Indebtedness, howsoever described, then exists) or (B) pursuant to stated amortization or mandatory prepayment provisions applicable to such Indebtedness);

          (h) occurrence of a Change of Control;
          (i) (i) any part of the Facility shall cease to be senior secured obligations of Borrower or (ii) any portion of the Facility cease to rank pari passu in right of payment with any other portion of the Facility or with all other present and future senior obligations of Borrower;
          (j) any governmental authorization necessary for the payment of any obligation of or the performance of any other material obligation of Borrower under the Loan Documents is not obtained or fails to become or remain valid and in full force and effect;
          (k) all or a material part of the business or Property of Borrower or any of the Material Subsidiaries is condemned, seized or otherwise appropriated by any Person acting under the authority of any national, regional or local government or Borrower or any Material Subsidiary is prevented by any such Person from exercising normal control over all or a material part of its business or Property, in each case above, to an extent that such action could (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;
          (l) it is or becomes unlawful for Borrower to perform or comply with any of its payment or other material obligations under or in respect of the Loan Documents;
          (m) there shall occur any sale, transfer or other disposition of, or the creation or existence of any Lien upon, any of the Pledged Collateral, except for the Lien created pursuant to the Collateral Documents or otherwise expressly permitted hereunder or thereunder;
          (n) the pledge of the Pledged Collateral created by the Collateral Documents ceases at any time to be a first priority Lien (subject only to the terms of the Collateral Documents as to requirements for perfection of the Lien) over the Pledged Collateral, or the Collateral Documents cease at any time to be valid and in full force and effect;
          (o) (i) any change in the corporate purpose of Borrower and/or any of the Material Subsidiaries from that existing on the date hereof, and purposes reasonably related thereto; or (ii) the engagement by Borrower and/or any of the Material Subsidiaries in any material business or business activity other than (A) as to Borrower, the holding of securities issued by the Material Subsidiaries and (B) as to the Material Subsidiaries, businesses of the type conducted by them on the date hereof, and businesses reasonably related thereto;
          (p) the issuance of any new class of preferred shares of Borrower, TNE or TMAR (that is not mandated by any Governmental Authority), unless the proceeds of such voluntary issuance are used to prepay the Facility to the extent permitted by Applicable Dividend Restrictions;
          (q) the purchase or redemption by Borrower of shares of Borrower’s capital stock or any reduction by Borrower of its capital stock or payment of Dividends to its shareholders in violation of Section 6.04;
          (r) any change in the terms of the common shares of any of the Material Subsidiaries;
          (s) there shall occur any conversion of the corporate form of Borrower, TNE or TMAR from a corporation to any other corporate form;

          (t) the entering into by Borrower or any Material Subsidiaries of a single transaction or a series of related transactions effecting a corporate restructuring (including by consolidation, merger, spin off, or direct or indirect, transfer, sale, lease, conveyance or disposal of all or substantially all their respective Property) that could reasonably be expected to result in Borrower’s failure to fulfill its payment obligations under the Loan Documents or a Default or Event of Default under the Loan Documents;
          (u) the acquisition by Borrower or any Material Subsidiary of any Property, Capital Stock or other equity interest in any Person or asset (for the avoidance of doubt not including the Way TV acquisition currently awaiting ANATEL approval), other than (A) acquisitions by Borrower of equipment and cash and Cash Equivalents in the ordinary course of business, (B) acquisitions by a Material Subsidiary (i) of equipment or other property in the ordinary course of business, including acquisitions of licenses, technology, bandwidth and related assets in the telecommunications business, including in connection with any expansion of coverage or technological capacity and related build-outs, (ii) of cable companies in an aggregate amount not to exceed R$200,000,000 and other companies in businesses related to the business of the Material Subsidiaries in an aggregate amount not to exceed R$200,000,000 and (iii) after the Availability Period, if the amount outstanding under the Facility is less than R$2,000,000,000 (or its equivalent in US$), it being understood that the foregoing prohibitions are not intended to restrict (x) the receipt by Borrower or any Material Subsidiary of dividends and distributions permitted hereby or the proceeds of any disposition of assets or the incurrence of Indebtedness permitted hereby or of any equity issuances or capital contributions permitted hereby, (y) any transaction permitted by Section 6.03 (including any merger consummated in connection with any acquisition permitted herein), and (z) acquisitions by Borrower of Tendered Shares; or
          (v) BNDESPAR shall fail to perform or observe any term or provision of the Equity Contribution Agreement, any term or provision thereof shall cease to be valid and enforceable against BNDESPAR or BNDESPAR shall repudiate or deny the validity and enforceability of any such term or provision;
then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Total Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Borrower described in paragraph (g) or (h) above, the Total Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
          SECTION 7.02 Rescission. If at any time after termination of the Total Commitments or acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 9.02, then upon the written consent of the Required Lenders and written notice to Borrower, the termination of the Total Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.
          SECTION 7.03 Application of Proceeds. Subject to the terms of the Intercreditor Agreement, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:
          (a) First, to the payment of all reasonable and documented costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
          (b) Second, to the payment of all other reasonable and documented costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
          (c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal) and any fees, premiums and scheduled periodic payments due under Hedging Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;
          (d) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon and any breakage, termination or other payments under Hedging Agreements constituting Secured Obligations and any interest accrued thereon; and
          (e) Fifth, the balance, if any, to the Person lawfully entitled thereto (including Borrower or its successors or assigns) or as a court of competent jurisdiction may direct.
          In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 7.03, Borrower shall remain liable for any deficiency.

ARTICLE VIII
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT
          SECTION 8.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints UBS AG, London Branch, to act on its behalf as the Administrative Agent and Pavarini Distribuidora De Títulos E Valores Mobiliários Ltda. to act as Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and Borrower shall not have rights as a third party beneficiary of any of such provisions.
          SECTION 8.02 Rights as a Lender. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
          SECTION 8.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:
          (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
          (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and
          (c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.
No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower or a Lender.

          No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.
          SECTION 8.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          SECTION 8.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub agents appointed by such Agent, “including a sub-agent which is a non-US affiliate of such Agent”. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of each Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
          SECTION 8.06 Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with, so long as no Event of Default shall be continuing, Borrower’s consent, not to be unreasonably withheld or delayed, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders, consented by the Borrower or shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
          SECTION 8.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed the information (including any confidential information memorandum) and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          SECTION 8.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.01 Notices.
          (a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
          (i) if to Borrower at:
Praia de Botafogo 300 – 11 Andar / sala 1101
22250-040 Rio de Janeiro, RJ
Brazil
Attention: Fábio Schvartsman / Diretor presidente
Telecopier No.: (55-21) 3873-9060/9090

Phone: (55-21) 3873-9003
Email: tpart@oi.net.br
          (ii) if to the Administrative Agent:
UBS AG, London Branch
1 Finsbury Avenue
London EC2M 2PP
Attention: Tina Elliott/Andrew Sudlow
Banking Products Services
Telecopier No.: +44 20 7 568 4664
Emails:	tina.elliott@ubs.com
andrew.sudlow@ubs.com
loansagency@ubs.com
          (iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
          (b) Electronic Communications. Notices and other communications to the Lenders hereunder may (subject to Section 9.01(d)) be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 9.01(d)); provided that approval of such procedures may be limited to particular notices or communications.
          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

          (c) Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
          (d) Posting. Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at tina.elliott@ubs.com, andrew.sudlow@ubs.com, loansagency@ubs.com or at such other e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 9.01 shall prejudice the right of the Agents, any Lender or Borrower to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.
          To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.
          Borrower further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct.

          SECTION 9.02 Waivers; Amendment.
          (a) Generally. No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.
          (b) Required Consents. Subject to the terms of the Intercreditor Agreement and to Section 9.02(c), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Collateral Document) and Borrower, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:
     (i) increase the Total Commitment or US Dollar Portion of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Total Commitment or US Dollar Portion of any Lender);
     (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby;
     (iii) (A) change the scheduled final maturity of any Loan, (B) postpone the date for payment of any interest or fees payable hereunder, (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) postpone the scheduled date of expiration of any Total Commitment in any case, without the written consent of each Lender directly affected thereby;
     (iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;
     (v) permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;
     (vi) except pursuant to the Intercreditor Agreement and Section 5.03(b) hereunder, release all or substantially all of the Pledged Collateral from the Liens of the Collateral

Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Collateral Documents, in each case without the written consent of each Lender;
     (vii) change Section 2.12(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Section 2.02(a), without the written consent of each Lender directly affected thereby;
     (viii) change any provision of this Section 9.02(b) or Section 9.02(c), without the written consent of each Lender directly adversely affected thereby;
     (ix) change the percentage set forth in the definition of “Required Lenders,” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;
     (x) change the application of prepayments as among or between the CP Facility and the US$ Facility, without the written consent of the Required Lenders to the extent the US$ Facility is being allocated a lesser prepayment as a result thereof (it being understood that the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between the CP Facility and the US$ Facility, of any portion of such prepayment that is still required to be made is not changed;
     (xi) otherwise amend or modify the Intercreditor Agreement in a manner which disproportionately adversely affects any Lender vis-à-vis any other Secured Party without the written consent of such Lender;
     (xii) change or waive any provision of Article VIII as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;
provided, further, that any waiver, amendment or modification of the Intercreditor Agreement (and any related definitions) may be effected by an agreement or agreements in writing entered into among the Collateral Agent, the Administrative Agent and the Trustee (without the consent of Borrower, so long as such amendment, waiver or modification does not impose any additional duties or obligations on Borrower or alter or impair any right of Borrower under the Loan Documents).
          (c) Collateral. Without the consent of any other Person, Borrower and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Pledged Collateral or additional property to become Pledged Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law, or to effect the partial release of Collateral under the terms provided for in the Pledge Agreement.
          SECTION 9.03 Expenses; Indemnity; Damage Waiver.
          (a) Costs and Expenses. Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and/or the Collateral Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all out of pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) all documentary and similar taxes and charges in respect of the Loan Documents.
          (b) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof) each and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, any Transaction Document or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by Borrower or any Material Subsidiary at any time, or any Environmental Claim related in any way to Borrower or any Material Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          (c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 9.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent or any Related Party of any of the foregoing, each Lender severally but not jointly agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.13. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Loans and US Dollar Unfunded Portion at the time.
          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
          (e) Payments. All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor.
          SECTION 9.04 Successors and Assigns.
          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 9.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Total Commitment and the Loans at the time owing to it); provided that

     (i) except in the case of any assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Total Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Total Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of Loans and/or Total Commitments, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned; and
     (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption (which effective date with respect to an assignment hereunder by an Initial Lender to a Person not an Affiliate or Approved Fund, shall be no earlier than the day immediately following the Initial Closing Date), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.13 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.04.
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in London a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Total Commitments, US Dollar Portion of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

          (d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its US Dollar Portion and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
          (e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.13 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Promissory Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.
          (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirements of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          SECTION 9.05 Survival of Agreement. All covenants, agreements, representations and warranties made by Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Total Commitments have not expired or terminated. The provisions of Sections 2.11, 2.12, 2.13 and Article IX (other than Section 9.12) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Total Commitments or the termination of this Agreement or any provision hereof.
          SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier with electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 9.08 Right of Setoff. Subject to the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower or against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
          SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction. For the purposes of paragraph 2 of Article 9 of Brazilian Decree-Law No. 4,657, dated September 4, 1942, and for no other purpose or reason whatsoever, the transaction contemplated by this Agreement has been proposed by the Administrative Agent.
          (b) Submission to Jurisdiction. Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.
          (c) Waiver of Venue. Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Service of Process. Borrower hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States, as its agent to receive on behalf of Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to Borrower in care of the Process Agent at the Process Agent’s above address, and Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower at its address specified in Section 9.02.
          SECTION 9.10 Waiver of Jury Trial. Borrower hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
          SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 9.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 9.13 USA PATRIOT Act Notice; Etc.
          (a) Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.
          (b) If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of Borrower after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of clause (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, Borrower shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative

Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in clause (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
          (c) Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
          SECTION 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Lawful Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.15 Lender Addendum. Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a Lender Addendum in accordance with Exhibit E duly executed by such Lender, Borrower and the Administrative Agent.
          SECTION 9.16 Judgment Currency.
          (a) Borrower’s obligation hereunder and under the other Loan Documents (where so provided in such other Loan Documents) to make payments in Dollars (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Currency Equivalent, and in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

          (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
          (c) For purposes of determining the Currency Equivalent or any other rate of exchange for this Section 9.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
[Signature Pages Redacted]

Annex I
Applicable Margin

Applicable Period	Applicable Margin
Initial Closing Date to 90 days thereafter	0.90%
91-180 days	1.10%
181-270 days	1.30%
271-360 days	1.50%
361-450 days	1.70%
451-540 days	1.90%
541-630 days	2.10%
631-720 days	2.30%
each 90 day period thereafter	To the extent permitted by law, 2.30% plus an additional 0.20% for each such 90 day period

Annex II
Amortization Table

Loan
Date	Amount

4 months after the date of the Initial Credit Extension for the TNE Tender Offer	17% (or such greater amount of Borrower’s portion of the Special Dividend Distribution required to be applied pursuant to Section 5.15) of the aggregate principal amount of Loans borrowed and CP Notes issued under the Facility (the “First Principal Installment”)

12 months after the date of the Initial Credit Extension for the TNE Tender Offer	30% (or such lesser amount as reduced by the percentage amount by which the First Principal Installment is increased in excess of 17% pursuant to Section 5.15) of the aggregate principal amount of Loans borrowed and CP Notes issued under the Facility (the “Second Principal Installment”)

18 months after the date of the Initial Credit Extension for the TNE Tender Offer	25% of the aggregate principal amount of Loans borrowed and CP Notes issued under the Facility (the “Third Principal Installment”)

EXHIBIT B
The items below, numbered after the Amended and Restated Credit Agreement, will not be included in the CP Notes or the CP Underwriting Agreement or will be included as indicated below.
•	definition of “Interest Period” – will be included in Cláusula 1.5, I, (c), of the Pledge Agreement; a waiver from the CP Notes holders will be obtained so as to comply with the interest payment schedule set forth in the Amended and Restated Credit Agreement;

•	Section 2.04(a) – will be included in Cláusula 10 of the CP Notes;

•	Section 2.06(a) – will not be included in the CP Notes;

•	Section 2.11 – will not be included in the CP Notes;

•	Section 5.13 – will not be included in the CP Notes;

•	Section 5.14 – will not be included in the CP Notes;

•	Section 5.15 – will not be included in the CP Notes;

•	Section 6.07 – will not be included in the CP Notes, but a reference to the provisions of the Amended and Restated Credit Agreement will be made;

•	Section 7.01(v) – will not be included in the CP Notes.
Definitions in the Amended and Restated Credit Agreement that exist solely because of the sections above will not be included in the CP Notes.